UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MEDNAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2015	Notice of Annual Meeting of Shareholders and Proxy Statement

1301 Concord Terrace

Sunrise, Florida 33323-2825

(954) 384-0175

March 20, 2015

Dear MEDNAX Shareholder:

You are cordially invited to attend the 2015 Annual Shareholders’ Meeting of MEDNAX, Inc. (“MEDNAX”) on Thursday, May 7, 2015, beginning at 9:30 a.m. (EDT) at the Bonaventure Resort & Spa, 250 Racquet Club Road, Weston, Florida 33326.

At the annual meeting, we will ask you to vote on the election of Roger J. Medel, M.D., Cesar L. Alvarez, Karey D. Barker, Waldemar A. Carlo, M.D., Michael B. Fernandez, Paul G. Gabos, Pascal J. Goldschmidt, M.D., Manuel Kadre, Donna E. Shalala, Ph.D. and Enrique J. Sosa, Ph.D. to MEDNAX’s Board of Directors, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year, to conduct an advisory vote regarding executive compensation and act upon any other business properly brought before the meeting. Please vote on all the matters described in our Proxy Statement. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the 10 nominees for Director stated above, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year and “FOR” the approval of the compensation of our named executive officers.

Under the rules of the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) on or about March 26, 2015, to MEDNAX’s shareholders of record at the close of business on March 10, 2015. The E-Proxy Notice contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the E-Proxy Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. You may vote your shares over the Internet as described in the E-Proxy Notice. As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Voting by telephone, over the Internet or by mailing a proxy card will not limit your right to attend the annual meeting and vote your shares in person.

We appreciate your continued support of our company.

Sincerely,

Roger J. Medel, M.D.

Chief Executive Officer

MEDNAX, INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2015

To the Shareholders of MEDNAX, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Shareholders’ Meeting of MEDNAX, Inc., a Florida corporation (“MEDNAX”), will be held at 9:30 a.m., EDT, on Thursday, May 7, 2015, at the Bonaventure Resort & Spa, 250 Racquet Club Road, Weston, Florida 33326, for the following purposes, as more fully described in our Proxy Statement:

•

to elect Roger J. Medel, M.D., Cesar L. Alvarez, Karey D. Barker, Waldemar A. Carlo, M.D., Michael B. Fernandez, Paul G. Gabos, Pascal J. Goldschmidt, M.D., Manuel Kadre, Donna E. Shalala, Ph.D. and Enrique J. Sosa, Ph.D. as Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year;

•	to cast an advisory vote approving the Company’s executive compensation; and

•	to consider and act upon such other business as may properly come before the annual meeting.

The Board of Directors of MEDNAX has fixed the close of business on March 10, 2015, as the record date for determining those shareholders entitled to notice of, to attend and to vote at the meeting and any postponement or adjournment thereof.

Whether or not you plan to attend, please vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”). As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Shareholders who vote over the Internet, following the instructions provided in the E-Proxy Notice, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

Dominic J. Andreano

Senior Vice President,

General Counsel and Secretary

Sunrise, Florida

March 26, 2015

(i)

(ii)

MEDNAX, INC.

1301 Concord Terrace

Sunrise, Florida 33323-2825

PROXY STATEMENT

We are furnishing this Proxy Statement and related materials to MEDNAX’s shareholders as part of the solicitation of proxies by MEDNAX’s Board of Directors for use at MEDNAX’s 2015 Annual Shareholders’ Meeting and at any postponement or adjournment of the meeting. As used in this Proxy Statement, unless the context otherwise requires, the terms “MEDNAX,” “we,” “us,” “our” and the “Company” refer to the parent company, MEDNAX, Inc., a Florida corporation, and the consolidated subsidiaries through which its businesses are actually conducted, together with MEDNAX’s affiliated business corporations or professional associations, professional corporations, limited liability companies and partnerships. All share and per share data set forth herein give effect to the two-for-one splits of our common stock that became effective on April 13, 2006 and December 19, 2013.

On December 31, 2008, Pediatrix Medical Group, Inc., a Florida corporation (“Pediatrix”), and MEDNAX completed a holding company formation transaction that established MEDNAX as the parent company of Pediatrix, now known as MEDNAX Services, Inc. Throughout this Proxy Statement, when we refer to MEDNAX or to the Company in reference to activities that occurred prior to the reorganization on December 31, 2008, we are referring to Pediatrix, and when we refer to the Company in reference to activities occurring after the reorganization, we are referring to MEDNAX, except to the extent the context otherwise indicates.

Under the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy materials to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by mail instead of mailing a printed copy of our proxy materials, which include our Proxy Statement and Annual Report, to all MEDNAX shareholders. The E-Proxy Notice will instruct you on how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you how you may submit your proxy via the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the E-Proxy Notice.

We are mailing the E-Proxy Notice on or about March 26, 2015, to MEDNAX’s shareholders of record at the close of business on March 10, 2015.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

MEDNAX’s 2015 Annual Shareholders’ Meeting will be held on Thursday, May 7, 2015, beginning at 9:30 a.m. (EDT) at the Bonaventure Resort & Spa, 250 Racquet Club Road, Weston, Florida 33326.

What Is the Purpose of the Annual Meeting?

At the annual meeting, MEDNAX’s shareholders will be asked to:

•	elect 10 Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year;

•	cast an advisory vote regarding executive compensation; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 10, 2015, the record date for the meeting, are entitled to notice of, to attend and to vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 96,003,021 shares of our common stock were issued and outstanding and were held by approximately 291 holders of record.

What Are the Voting Rights of MEDNAX’s Shareholders?

MEDNAX’s shareholders have one vote per share of MEDNAX common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of our common stock at the close of business on March 10, 2015, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the meeting in person or by proxy. If a quorum is not present at the meeting, MEDNAX expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions, including broker non-votes (as described below), will be counted as shares present and entitled to vote for the purposes of determining the presence or absence of a quorum.

What Are “Broker Non-Votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the appointment of independent auditors. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters under the New York Stock Exchange rules. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable New York Stock Exchange rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the shareholder and, accordingly, any such shares will be “broker non-votes.”

How Are Abstentions and Broker Non-Votes Treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either in favor of or against the election of the nominees for Director or the advisory vote on executive compensation. Abstentions will not be counted as votes cast either in favor of or against the ratification of the appointment of our independent auditors.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a brokerage firm, they will not be voted by the brokerage firm except as described above if you do not give the brokerage firm specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

How Do I Vote?

You can vote in any of the following ways:

To vote via the Internet:

•	Follow the instructions on your proxy card and E-Proxy Notice; and

•	Vote your shares as instructed on your proxy card and E-Proxy Notice.

To vote by telephone if you are a registered shareholder who received a paper proxy card:

•	Dial 1-800-690-6903 from any touch-tone telephone at any time up until 11:59 p.m. EDT on May 6, 2015; and

•	Have your proxy card in hand and follow the instructions given to you on the line.

To vote by mail if you are a registered shareholder who received a paper proxy card:

•	Mark, sign and date your proxy card; and

•	Return it in the envelope provided.

To vote if you hold your shares in “street name,” follow the instructions of your bank or broker or vote in person as described below.

To vote in person if you hold your shares in “street name”:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

To vote in person if you are a registered shareholder:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.

What Vote Is Required for the Proposals?

Assuming that a quorum is present at the annual meeting, the 10 Director nominees receiving the highest number of affirmative votes from holders of our common stock will be elected as Directors of MEDNAX.

MEDNAX has a majority voting policy as part of its corporate governance principles. The majority voting policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority voting policy, any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating and Corporate Governance Committee and, within 90 days after the election, the independent members of the Board of Directors will determine whether to accept, reject or take other appropriate action with respect to, the resignation, in furtherance of the best interests of MEDNAX and its shareholders.

Assuming that a quorum is present, ratification of the appointment of our independent registered certified public accounting firm and the approval of the compensation of our named executive officers each requires a majority of the votes cast on the proposal at the annual meeting.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	“FOR” the election of each of the 10 nominees for Director named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year; and

•	“FOR” the approval of the compensation of our named executive officers.

How Will My Proxy Holders Vote?

The enclosed proxy designates Roger J. Medel, M.D., our Chief Executive Officer, Dominic J. Andreano, our Senior Vice President, General Counsel and Secretary, and Vivian Lopez-Blanco, our Chief Financial Officer and Treasurer, each with full power of substitution, to hold your proxy and vote your shares. Dr. Medel, Mr. Andreano and Ms. Lopez-Blanco will vote all shares of our common stock represented by proxies properly submitted via telephone or the Internet or properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Dr. Medel, Mr. Andreano and Ms. Lopez-Blanco intend to vote all shares of our common stock represented by proxies properly submitted via telephone, or the Internet, or that are properly executed by the record holder but otherwise do not contain voting instructions, as follows:

•	“FOR” the election of each of the 10 nominees for Director named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year;

•	“FOR” the approval of the compensation of our named executive officers; and

•	in accordance with the recommendation of MEDNAX’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

Voting by telephone, over the Internet or by mailing a proxy card does not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy, whether submitted via telephone, the Internet or mailed, at any time prior to its exercise by filing with MEDNAX’s Secretary a duly executed revocation of proxy, by properly submitting, either by telephone, mail or Internet, a proxy to MEDNAX’s Secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

MEDNAX will bear the cost of the solicitation of proxies from its shareholders, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the E-Proxy Notice. In addition to solicitations by mail, MEDNAX’s Directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. MEDNAX will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. MEDNAX will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

PROPOSAL 1: ELECTION OF MEDNAX’S DIRECTORS

MEDNAX’s Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), and Amended and Restated Bylaws provide that the number of Directors constituting MEDNAX’s Board of Directors will be determined from time to time by resolution adopted by MEDNAX’s Board of Directors. Roger Freeman, M.D. has advised the Company that he has decided to retire from the Board of Directors and therefore will not stand for re-election at the 2015 Annual Shareholders’ Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the nominees for Director to be elected at the annual meeting in 2015 by the holders of our common stock are as follows:

•	Roger J. Medel, M.D., who has served as a Director since 1979;

•	Cesar L. Alvarez, who has served as Chairman of the Board of Directors since May 2004 and as a Director since March 1997;

•	Karey D. Barker, who has been nominated for initial election as a Director;

•	Manuel Kadre, who has served as Lead Independent Director since March 2014 and as a Director since May 2007;

•	Waldemar A. Carlo, M.D., who has served as a Director since June 1999;

•	Michael B. Fernandez, who has served as a Director since October 1995;

•	Paul G. Gabos, who has served as a Director since November 2002;

•	Pascal J. Goldschmidt, M.D., who has served as a Director since March 2006;

•	Donna E. Shalala, Ph.D., who has served as a Director since May 2010; and

•	Enrique J. Sosa, Ph.D., who has served as a Director since May 2004.

Ms. Barker was initially identified as a potential nominee by our Chief Executive Officer and recommended for nomination by the Nominating and Corporate Governance Committee.

Please see below under “Directors and Executive Officers” for the biographies of these nominees for Director.

Each Director elected will serve for a term expiring at MEDNAX’s 2016 Annual Meeting of Shareholders, which is expected to be held in May 2016, or until his or her successor has been duly elected and qualified.

MEDNAX’s Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by MEDNAX’s Board of Directors, unless the proxies provide otherwise.

If a quorum is present at the annual meeting, the 10 nominees receiving the highest number of votes “FOR” election will be elected to the Board of Directors of MEDNAX, subject to the majority voting policy described above. Proxies will be voted “FOR” all such nominees absent contrary instructions.

MEDNAX’s Board of Directors recommends a vote “FOR” the election of each of the 10 nominees for Director.

GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved for our shareholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our Board of Directors’ mission is to further the long-term interests of our shareholders. Members of the Board of Directors are kept informed of MEDNAX’s business through discussions with MEDNAX’s management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Significant communications between our Directors and senior management occur apart from such meetings.

Questions and Answers About Our Corporate Governance Practices

What Committees Have Our Board of Directors Established?

The standing committees of MEDNAX’s Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Medical Science and Technology Committee. Copies of the charters for these committees, as well as our corporate governance principles, are available on our Website at www.mednax.com. Our Internet Website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto, are not incorporated into this Proxy Statement. A copy of our committee charters and corporate governance principles are also available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

How Many Times Did Our Board of Directors Meet During 2014?

During 2014, MEDNAX’s Board of Directors held six meetings and took various actions by unanimous written consent. Committees of the Board of Directors held a combined total of 20 meetings and also took actions by unanimous written consent. Each Director attended at least 75% of the total number of meetings of MEDNAX’s Board of Directors and its committees held during 2014 during the period he or she was a member thereof. Although MEDNAX has no formal policy with respect to its Directors’ attendance at MEDNAX’s annual shareholders’ meetings, in 2014 all of our Directors attended the annual shareholders’ meeting.

Are a Majority of Our Directors Independent?

Our Board of Directors has reviewed information about each of our non-employee Directors and made the determination that all of the non-employee Directors on our Board of Directors are independent, and that Ms. Barker, if elected, would be independent. In arriving at this conclusion, our Board of Directors made the affirmative determination that each of Drs. Carlo, Goldschmidt, Freeman, Sosa and Shalala, Ms. Barker and Messrs. Alvarez, Fernandez, Gabos and Kadre meet the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules. In making this determination, the Board of Directors considered transactions and relationships between each Director or any member of his or her immediate family and MEDNAX and its subsidiaries and affiliates. These transactions consisted of the payment of travel and entertainment expenses for the spouses of our Directors in connection with our Board of Directors’ annual board retreat and meetings and those transactions reported below under “Certain Relationships and Related Party Transactions – Transactions with Related Persons.” Our Board of Directors determined that each of these transactions and relationships was within the New York Stock Exchange standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our Website at www.mednax.com.

Who Are the “Chairman of the Board” and “Lead Independent Director”?

To assist the Board of Directors in fulfilling its obligations, following each annual meeting of the shareholders, MEDNAX’s Board of Directors designates a non-management Director as “Chairman of the

Board.” In addition, the Board of Directors, by a majority vote of the non-management Directors, may also designate a non-management Director as “Lead Independent Director.”

MEDNAX separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the strategic direction for the Company and the day-to-day leadership and performance of the Company. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between independent Directors and MEDNAX management and to monitor implementation of Board of Directors’ directives and actions. The principal responsibility of the Lead Independent Director, if designated, is to work collaboratively with the Chairman of the Board and the Chief Executive Officer with respect to Board of Directors governance and process. The Lead Independent Director has additional responsibilities and authorities set out in our corporate governance principles.

At least once a year, the Chairman of the Board or Lead Independent Director also presides over meetings of our independent Directors. Following our 2014 annual meeting of shareholders, our Board of Directors appointed Mr. Alvarez to serve as Chairman of the Board and Mr. Kadre to serve as Lead Independent Director.

What Role Does the Board of Directors Serve in Risk Oversight for the Company?

The Board of Directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, regulatory, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the Audit Committee Charter, the Board of Directors has delegated to the Audit Committee responsibility to oversee, discuss and evaluate the Company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the Audit Committee provides reports to and receives direction from the full Board of Directors regarding the Company’s risk management policies and guidelines, as well as the Audit Committee’s risk oversight activities.

How Can Shareholders Communicate with the Board of Directors?

Anyone who has a concern about MEDNAX’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors, Lead Independent Director, our non-management Directors, the Chairman of the Audit Committee or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Chief Compliance Officer, MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323, or reported by phone at 877-835-5764. Any such concerns will be forwarded to the appropriate Directors for their review, and will be simultaneously reviewed and addressed by the Company’s General Counsel or Chief Compliance Officer in the same way that other concerns are addressed by us. MEDNAX’s Code of Conduct, which is discussed below, prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Has MEDNAX Adopted a Code of Conduct?

MEDNAX has adopted a Code of Conduct that applies to all Directors, officers, employees and independent contractors of MEDNAX and its affiliated professionals. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Conduct that applies to any of MEDNAX’s executive officers or Directors by posting such information on our Website at www.mednax.com.

MEDNAX has also adopted a Code of Professional Conduct — Finance that applies to all employees with access to, and responsibility for, matters of finance and financial management, including MEDNAX’s Chief Executive Officer and Chief Financial Officer and Treasurer. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Conduct that applies to any of MEDNAX’s Chief Executive Officer, Chief Financial Officer and Treasurer, principal accounting officer or controller or persons performing similar functions by posting such information on its Website at www.mednax.com.

Copies of our Code of Conduct and the Code of Professional Conduct — Finance are available on our Website at www.mednax.com and upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

Has MEDNAX Adopted a Clawback Policy?

MEDNAX has adopted a Clawback Policy that permits the company to seek to recover certain amounts of incentive compensation, including both cash and equity, paid to any executive officer (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on or after January 1, 2014, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct, and if the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Does MEDNAX Require its Executive Officers and Board of Directors to Retain a Certain Amount of MEDNAX Common Stock?

MEDNAX has adopted a Stock Ownership and Retention Policy which requires that each named executive officer and each non-management Director to retain MEDNAX common stock worth a certain multiple of annual cash retainer, or base salary, respectively. Details of the policy and the required ownership levels are described in further detail in the “Executive Compensation: Compensation Discussion and Analysis” section of this proxy statement.

Has MEDNAX Adopted an Anti-Hedging and Anti-Pledging Policy?

MEDNAX has adopted a policy prohibiting its directors, management, financial and other insiders from engaging in transactions in MEDNAX securities or derivatives of MEDNAX securities that might be considered hedging, or from holding MEDNAX securities in margin accounts or pledging MEDNAX securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Does MEDNAX Have a Director Retirement Age Policy?

MEDNAX has adopted a Director Retirement Age Policy which provides that a Director must retire and may not stand for re-election during the calendar year in which he or she attains age 80. Additionally, no Director may be nominated to a new term if he or she would attain age 80 by the end of the calendar year in which the election is held.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MEDNAX’s Board of Directors. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MEDNAX’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MEDNAX’s management and independent auditors.

Our primary function is to assist the Board of Directors in their evaluation and oversight of the integrity of MEDNAX’s financial statements and internal control over financial reporting, the qualifications and independence of MEDNAX’s independent auditors and the performance of MEDNAX’s audit functions. In addition, while we are also responsible for assisting the Board of Directors in their evaluation and oversight of MEDNAX’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations or MEDNAX’s Compliance Plan and related policies. We are also responsible for overseeing, discussing and evaluating MEDNAX’s guidelines, policies and processes with respect to risk assessment and risk management and the steps management has taken to monitor and control risk exposure, and we advise the Board of Directors with respect to such matters, as appropriate.

We also oversee MEDNAX’s auditing, accounting and financial reporting processes generally. Management is responsible for MEDNAX’s financial statements and the financial reporting process, including the system of internal controls. We also review the preparation by management of MEDNAX’s quarterly and annual financial statements. MEDNAX’s independent auditors, who are accountable to us, are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of MEDNAX in conformity with accounting principles generally accepted in the United States (“GAAP”). MEDNAX’s independent auditors are also responsible for auditing and reporting on the effective operation of MEDNAX’s internal control over financial reporting. We are responsible for retaining MEDNAX’s independent auditors, and maintain sole responsibility for their compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent auditors, and on an annual basis discussing with the independent auditors all significant relationships they have with MEDNAX to determine their independence.

In fulfilling our oversight role, we met and held discussions with MEDNAX’s management and independent auditors. Management advised us that MEDNAX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2014. In addition, we reviewed and discussed the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of MEDNAX’s periodic reports, key accounting and reporting issues and the scope, adequacy and assessments of MEDNAX’s internal controls and disclosure controls and procedures with management and MEDNAX’s independent auditors. We discussed privately with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to U.S. Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The independent auditors also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors matters relating to their independence. We also reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal-quality control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and the independent auditors of MEDNAX’s audited consolidated financial statements and internal controls over financial reporting and the independent auditors’ report on such financial statements and their evaluation of MEDNAX’s internal controls over financial reporting, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, be included in MEDNAX’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Paul G. Gabos

Manuel Kadre

Enrique J. Sosa, Ph.D.

DIRECTORS AND EXECUTIVE OFFICERS

MEDNAX’s Directors and Executive Officers

MEDNAX’s Directors and Executive Officers are as follows:

Name	Age	Position with MEDNAX
Roger J. Medel, M.D. (1)	68	Chief Executive Officer and Director
Cesar L. Alvarez (1)	67	Chairman of the Board of Directors
Manuel Kadre (1)(2)(3)	49	Lead Independent Director
Karey D. Barker	47	Director Nominee
Waldemar A. Carlo, M.D. (3)(5)	62	Director
Michael B. Fernandez (3)(4)	62	Director
Roger K. Freeman, M.D. (4)(5)	79	Director
Paul G. Gabos (1)(2)	49	Director
Pascal J. Goldschmidt, M.D. (5)	60	Director
Donna E. Shalala, Ph.D.	74	Director
Enrique J. Sosa, Ph.D. (2)(4)	74	Director
Joseph M. Calabro	54	President and Chief Operating Officer
Vivian Lopez-Blanco	57	Chief Financial Officer and Treasurer
Michael D. Stanley, M.D.	68	President, Pediatrix Medical Group
Karl B. Wagner	49	President, American Anesthesiology
Dominic J. Andreano	46	Senior Vice President, General Counsel and Secretary
David A. Clark	48	Chief Operating Officer, Pediatrix Medical Group
William C. Hawk	62	Chief Operating Officer, American Anesthesiology

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Medical Science and Technology Committee.

Roger J. Medel, M.D., has been a Director of the Company since he co-founded it in 1979. Dr. Medel served as the Company’s President until May 2000 and as Chief Executive Officer until December 2002. In March 2003, Dr. Medel reassumed the position of President, serving in that position until May 2004, and Chief Executive Officer, a position in which he continues to serve today. Dr. Medel was a member of the Board of Trustees of the University of Miami from January 2004 to February 2012. Dr. Medel participates as a member of several medical and professional organizations and, from June 2006 to April 2009, served on the Board of Directors of MBF Healthcare Acquisition Corp. The Board of Directors has concluded that Dr. Medel’s qualifications to serve on the Board include his experience as our Chief Executive Officer and founder of the Company and a physician with training and experience in the Company’s historical base service line of neonatology.

Cesar L. Alvarez has been a Director since March 1997 and was elected as Chairman of the Board of Directors in May 2004. Mr. Alvarez has served since February 2012 as Co-Chairman of the international law firm of Greenberg Traurig, P.A. and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman in January 2010 and as its Executive Chairman from January 2010 until his election as Co-Chairman. Mr. Alvarez also serves on the Board of Directors of Fairholme Funds, Inc., Intrexon Corporation, Sears Holdings Corporation, St. Joe Company and Watsco, Inc. The Board of Directors has concluded that Mr. Alvarez’s qualifications to serve on the Board include his management experience as the current Co-Chairman and as former Chief Executive Officer and Executive Chairman of one of the nation’s largest law firms with professionals providing services in multiple locations across the country and abroad as well as his many years of corporate governance experience, both counseling and serving on the Boards of Directors of publicly traded and private companies.

Manuel Kadre was elected as a Director in May 2007 and designated as Lead Independent Director in March 2014. Mr. Kadre has been the Chief Executive Officer of Gold Coast Caribbean Importers, LLC since July 2009. Since December 2012, Mr. Kadre has been the Chairman and Chief Executive Officer of MBB Auto, LLC and also serves as the Chairman and Chief Executive Officer of nine other luxury automobile dealerships in the Northeast. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary of CC1 Companies, Inc., which distributes Coca-Cola and other beverage products in markets throughout the Caribbean. Mr. Kadre has served on the Board of Directors of Republic Services, Inc. since June 2014. Mr. Kadre also serves on the Board of Trustees of the University of Miami and the Board of Governors of University of Miami Hospital. The Board of Directors has concluded that Mr. Kadre’s qualifications to serve on the Board include his experience in acquiring and managing businesses, including those in regulated industries and in government relations, his financial expertise as well as his experience as a member of the Board of Trustees of the University of Miami.

Karey D. Barker has been nominated for election by the Board of Directors and has agreed to stand for election to our Board of Directors. Ms. Barker founded Cross Creek Advisors, LLC in 2013 and has served as its Managing Director since that time. Ms. Barker previously served as Managing Director, Venture of Wasatch Advisors, Inc. from 2006 until 2012 and served as a member of its Board of Directors from 1995 until 2012. The Board of Directors has concluded that Ms. Barker’s qualifications to serve on the Board include her experience in managing venture capital and private equity funds.

Waldemar A. Carlo, M.D., was elected as a Director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama School of Medicine since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has received numerous research awards and grants and has lectured extensively, both nationally and internationally. The Board of Directors has concluded that Dr. Carlo’s qualifications to serve on the Board include his experience as a nationally known Professor of Neonatology leading one of the nation’s largest academic neonatal practices as well as his experience performing scientific research and developing and implementing educational programs for physicians. Additionally, Dr. Carlo is a recipient of the Apgar Award, the highest recognition given to neonatologists by the American Academy of Pediatrics.

Michael B. Fernandez was elected as a Director in October 1995. Mr. Fernandez has served as Chairman and Chief Executive Officer of MBF Healthcare Partners, L.P., a private equity firm focused on investing in healthcare service companies, since February 2005. He also served as the Chairman of Simply Healthcare Holdings until its recent acquisition by Anthem, Inc. in February 2015, and Navarro Discount Pharmacies, LLC until its acquisition by CVS Caremark in September 2014. Mr. Fernandez has served as a member of the Board of Trustees of the University of Miami and was on the Board of Directors of various private entities, including Healthcare Atlantic, Inc., a holding company that operates various healthcare entities. The Board of Directors has concluded that Mr. Fernandez’s qualifications to serve on the Board include his experience over many years as a founder, investor and executive in a variety of successful healthcare businesses (including managed care companies), his financial and marketing expertise, as well as his experience as a member of the Board of Trustees of the University of Miami.

Roger K. Freeman, M.D., was elected as a Director in May 2002. Dr. Freeman is a maternal-fetal medicine physician and is currently a Professor of Obstetrics and Gynecology at the University of California—Irvine. In 1975, he founded Perinatal Associates of Southern California, a physician practice group that has been affiliated with the Company since we acquired Magella Healthcare Corporation (“Magella Healthcare”) in May 2001. In September 1999, Dr. Freeman retired from the private practice of medicine. Dr. Freeman has served on many national and local obstetrics and gynecology and maternal-fetal organizations. He is currently a member of the Long Beach Memorial Medical Center Foundation Board and is Vice President of the Todd Cancer Institute Advisory Board at Long Beach Memorial Medical Center. Dr. Freeman has authored numerous articles and three books. Dr. Freeman has advised the Company that he has decided to retire from the Board and therefore will not stand for re-election at the 2015 Annual Shareholders’ Meeting.

Paul G. Gabos was elected as a Director in November 2002. Mr. Gabos, who is presently retired, served as Chief Financial Officer of Lincare Holdings Inc. (“Lincare”) from June 1997 until December 2012, after its merger with a subsidiary of Linde AG, and prior thereto served as Vice President — Administration for Lincare. Prior to joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds, Inc. Mr. Gabos currently serves on the Board of Directors of Health Insurance Innovations, Inc. The Board of Directors has concluded that Mr. Gabos’ qualifications to serve on the Board include his management experience as a senior executive and financial expertise as Chief Financial Officer of a publicly traded healthcare services company and prior thereto as an investment banker with a large national firm.

Pascal J. Goldschmidt, M.D., was elected as a Director in March 2006. Dr. Goldschmidt has been the Chief Executive Officer of the University of Miami Health System since November 2007 and the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine since April 2006. Previously, Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt served on the Board of Directors of Health Management Associates from June 2011 until August 2013 and previously served as a director for Opko Health, Inc. from 2007 until 2011. The Board of Directors has concluded that Dr. Goldschmidt’s qualifications to serve on the Board include his experience as a Chief Executive Officer of a healthcare and hospital system, as Dean of a premier medical school managing physicians and other healthcare professionals, as a physician trained in cardiology, as well as his experience performing scientific research and developing and implementing educational programs for physicians.

Donna E. Shalala, Ph.D., was elected as a Director in May 2010. Dr. Shalala has served as the President of the University of Miami and Professor of Political Science at the University of Miami since 2001. From 1993 until 2001, Dr. Shalala served as the United States Secretary of Health and Human Services. Dr. Shalala served as Chancellor and Professor of Political Science at the University of Wisconsin — Madison from 1987 to 1993 and as President and Professor of Political Science at Hunter College from 1980 to 1987. From 1977 to 1980, Dr. Shalala served as Assistant Secretary of the Department of Housing and Urban Development. Dr. Shalala is a member of the Institute of Medicine of the National Academy of Medicine. Dr. Shalala served as a director of Lennar Corporation from 2001 to April 2012, as a director of UnitedHealth Group Incorporated from 2001 to 2011 and as a director of Gannet Co., Inc. from 2001 to May 2011. The Board of Directors has concluded that Dr. Shalala’s qualifications to serve on the Board include her expertise in health policy, financing and administration and her experience as the former Secretary of the United States Department of Health and Human Services as well as the current President of the University of Miami, one of the top research universities in the country.

Enrique J. Sosa, Ph.D., was elected as a Director in May 2004. Dr. Sosa, who is presently retired, served as President of BP Amoco Chemicals from January 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Dr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Dr. Sosa was a director of FMC Corporation from June 1999 until April 2012 and a director of Northern Trust Corporation from April 2007 until April 2012. The Board of Directors has concluded that Dr. Sosa’s qualifications to serve on the Board include his management and financial expertise as a former executive officer of large international industrial businesses, his many years of experience with corporate governance, and his service on the Boards of Directors of other publicly traded companies.

Joseph M. Calabro joined the Company in January 1996 as Chief Information Officer. In January 2000, Mr. Calabro was appointed Executive Vice President, Management, in May 2000, he was appointed Chief Operating Officer, and in May 2004, he was appointed President. Prior to joining the Company, Mr. Calabro served as Director of Information Technology for the Ambulatory Surgery Group of Columbia/HCA. He served in various operational and technology positions for various healthcare companies from 1987 to 1994.

Vivian Lopez-Blanco joined the Company in May 2008 as Vice President and Treasurer and was appointed Chief Financial Officer in January 2010. Prior to joining the Company, from 2003 to 2008, Ms. Lopez-Blanco served as Chief Financial Officer of Carrols Corporation’s Hispanic Restaurants Division, which includes the Pollo Tropical and Taco Cabana concepts. Ms. Lopez-Blanco joined Pollo Tropical in 1997 as Controller, was promoted to Chief Financial Officer in 1998 and led the Company through its acquisition by Carrols. Prior to Pollo Tropical, Ms. Lopez-Blanco served in a variety of positions with an international accounting firm. Ms. Lopez-Blanco is a certified public accountant.

Michael D. Stanley, M.D., joined the Company in 1997 and became President of our Pediatrix Division in February 2012. Dr. Stanley previously served as our Regional President, South Central Region for the Pediatrix Division from January 2002 until February 2012 and prior thereto as our Vice President of Medical Operations, South Central Region. Dr. Stanley is board certified in pediatrics and neonatal-perinatal medicine.

Karl B. Wagner joined the Company in May 1997 and became President of our American Anesthesiology Division in January 2010. Mr. Wagner was appointed Chief Financial Officer and Treasurer in August 1998 and served as the Company’s Chief Financial Officer from August 1998 until December 2009, and as Treasurer from August 1998 until May 2008. Prior to his appointment, Mr. Wagner served as the Company’s Controller. Prior to joining the Company, Mr. Wagner was Chief Financial Officer for the East Region of Columbia/HCA’s Ambulatory Surgery Group from January 1995 until May 1997. From July 1993 through January 1995, Mr. Wagner was Assistant Controller of Medical Care International, Inc., a subsidiary of Medical Care America, Inc.

Dominic J. Andreano joined the Company in September 2001 and was appointed Senior Vice President, General Counsel and Secretary in May 2012. Prior to his appointment, Mr. Andreano previously served as Deputy General Counsel for the Company from January 2009 until May 2012, as Associate General Counsel for the Company from January 2004 until December 2008, and prior thereto as Director, Business Development. Prior to joining the Company, Mr. Andreano was an associate in the corporate securities department of Holland & Knight, LLP in Miami from June 2000 until September 2001, and an associate in the healthcare corporate department of Greenberg Traurig, P.A. in Miami from September 1997 until June 2000.

David A. Clark joined the Company in May 2001 and has been Chief Operating Officer of our Pediatrix Division since August 2008 with executive officer responsibilities since January 1, 2009. Mr. Clark served as Senior Vice President, Operations from December 2003 until August 2008, and as Vice President of Operations, South Central Region from November 2001 to November 2003. From June 2000 to October 2001, Mr. Clark was Vice President of Operations for Magella Healthcare, which we acquired in 2001, and prior thereto he was Vice President of Business Development for Magella Healthcare. Mr. Clark is a certified public accountant.

William C. Hawk joined the Company in 2005, served as Senior Vice President of Operations, Anesthesia Services from May 2006 until July 2013 and was promoted to Chief Operating Officer, American Anesthesiology in July 2013. Prior to joining the company, Mr. Hawk was founder and Chief Executive Officer of SHC Companies, Inc., a healthcare services company, and was a Senior Vice President with Medical Care America, Inc., from 1992 to 1995.

Committees of the Board of Directors

Audit Committee

MEDNAX’s Audit Committee held seven meetings in 2014. Messrs. Gabos and Kadre and Dr. Sosa were members of the committee throughout 2014. Mr. Gabos acted as chair of the committee throughout 2014. MEDNAX’s Board of Directors has determined that each of Messrs. Gabos and Kadre and Dr. Sosa qualify as “audit committee financial experts” as defined by the rules and regulations of the Securities and Exchange Commission and that each of Messrs. Gabos and Kadre and Dr. Sosa meet the independence requirements under such rules and regulations and for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Audit Committee setting out the functions that it is to perform. A copy of the Audit Committee Charter is available on our Website at www.mednax.com.

Please refer to the Report of the Audit Committee, which is set forth above, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2014.

Compensation Committee

MEDNAX’s Compensation Committee held six meetings in 2014. Dr. Carlo and Messrs. Fernandez and Kadre were members of the committee throughout 2014. Mr. Kadre acted as chair of the committee throughout 2014. MEDNAX’s Board of Directors has determined that each of Dr. Carlo and Messrs. Fernandez and Kadre meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Compensation Committee setting out the functions that it is to perform. A copy of the Compensation Committee Charter is available on our Website at www.mednax.com.

The primary purpose of MEDNAX’s Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board of Directors’ responsibilities relating to compensation of executives. The scope of authority of MEDNAX’s Compensation Committee includes the following:

•	Evaluating the performance of and setting the compensation for MEDNAX’s Chief Executive Officer and other executive officers;

•	Supervising and making recommendations to MEDNAX’s Board of Directors with respect to incentive compensation plans and equity-based plans for executive officers;

•

Overseeing the review of the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, including discussing at least annually the relationship between risk management policies and practices and compensation and considering, as appropriate, compensation policies and practices that could mitigate any such risk;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s compensation plans and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual self-assessment of the Compensation Committee.

Upon a determination of MEDNAX’s full Compensation Committee membership, matters may be delegated to a subcommittee for evaluation and recommendation back to the full committee. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and Director compensation, see “Executive Compensation: Compensation Discussion and Analysis — How Pay Decisions are Made.”

Nominating and Corporate Governance Committee

MEDNAX’s Nominating and Corporate Governance Committee held one meeting in 2014. Drs. Freeman and Sosa and Mr. Fernandez were members of the committee throughout 2014. Dr. Freeman acted as chair of the committee throughout 2014. MEDNAX’s Board of Directors has determined that each of Drs. Freeman and Sosa and Mr. Fernandez meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee setting out the functions that it is to perform. A copy of the Nominating and Corporate Governance Committee Charter is available on our Website at www.mednax.com.

The Nominating and Corporate Governance Committee assists the Board of Directors with respect to nominating new Directors and committee members and taking a leadership role in shaping the corporate governance of MEDNAX. To fulfill its responsibilities and duties, the committee, among other things, reviews the qualifications and independence of existing Directors and new candidates; assesses the contributions of current Directors; identifies and recommends individuals qualified to be appointed to committees of the Board of Directors; considers rotation of committee members; reviews the charters of the committees and makes recommendations to the full Board of Directors with respect thereto; develops and recommends to the Board of Directors corporate governance principles, including a code of business conduct; and evaluates and recommends succession plans for MEDNAX’s Chief Executive Officer and other senior executives.

Although the Nominating and Corporate Governance Committee does not solicit director nominations, the committee will consider candidates suggested by shareholders in written submissions to MEDNAX’s Secretary in accordance with the procedures described below in the section entitled “Information Concerning Shareholder Proposals.” In evaluating nominees for Director, the committee does not differentiate between nominees recommended by shareholders and others. In identifying and evaluating candidates to be nominated for Director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate Board composition, taking into account the current Board members and the specific needs of MEDNAX and its Board of Directors. Although the committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, the committee’s review process is designed so that the Board of Directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, clinical and other expertise relevant to the business of MEDNAX. At a minimum, Director candidates must meet the following qualifications: high personal and professional ethics, integrity and values and a commitment to the representation of the long-term interests of our shareholders. Although the committee’s charter permits the committee to engage a search firm to identify Director candidates, MEDNAX did not pay any fees to third parties to assist in the process of identifying or evaluating Director candidates in 2014.

Risk Considerations in Our Compensation Programs

The Company has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

MEDNAX has a written policy for the review and approval or ratification of transactions (i) between MEDNAX and any MEDNAX Director or any other entity in which any MEDNAX Director is a director, officer or has a financial interest; and (ii) in which MEDNAX is or will be a participant and any related person has or will have a direct or indirect material interest. For purposes of the policy, a related person includes any MEDNAX Director or Director nominee, executive officer or holder of more than 5% of the outstanding voting stock of MEDNAX or any of their respective immediate family members. The policy does not apply to transactions pertaining to (i) director or officer compensation that is approved or recommended to MEDNAX’s Board of Directors for approval by MEDNAX’s Compensation Committee or (ii) the employment by MEDNAX of any immediate family member of a related person in a non-officer position and at compensation levels commensurate with that paid to other similarly situated employees.

Pursuant to the terms of the policy, all covered transactions, if determined to be material by MEDNAX’s General Counsel or if the transaction involves the participation of a member of the MEDNAX Board of Directors, are required to be promptly referred to the disinterested members of the MEDNAX Audit Committee for their review or, if less than a majority of the members of MEDNAX Audit Committee are disinterested, to all the disinterested members of the MEDNAX Board of Directors. Pursuant to the terms of the policy, materiality determinations must be based on the significance of the information to investors in light of all circumstances, including, but not limited to, the (i) relationship of the related persons to the covered transaction, and with each other, (ii) importance to the person having the interest, and (iii) amount involved in the transaction. All transactions involving in excess of $120,000 are automatically deemed to be material pursuant to the terms of the policy.

The disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable, are required to review such material covered transactions at their next regularly-scheduled meeting, or earlier if a special meeting is called by the Chairman of the Audit Committee and may only approve such a material covered transaction if it has been entered into in good faith and on fair and reasonable terms that are no less favorable to MEDNAX than those that would be available to MEDNAX in a comparable transaction in arm’s length dealings with an unrelated third party at the time it is considered by the disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable.

All of the transactions described in “Transactions with Related Persons” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval or ratification of all of such transactions.

Transactions with Related Persons

Mr. Alvarez has served on MEDNAX’s Board of Directors since March 1997. Mr. Alvarez is the Co-Chairman of Greenberg Traurig, P.A., which serves as one of MEDNAX’s outside counsels and receives customary fees for legal services. In 2014, MEDNAX paid Greenberg Traurig, P.A. approximately $1,831,000 for such services and currently anticipates that this relationship will continue.

Jacqueline Medel, the daughter of Dr. Medel, provided services to MEDNAX through her video production company, KAPOW! Entertainment. In 2014, MEDNAX paid KAPOW! Entertainment approximately $190,000 for corporate video production services.

Sandra Medel, the daughter of Dr. Medel, is employed by MEDNAX as Staff Counsel and is responsible for providing legal support and advice in the areas of contracting and litigation. In 2014, MEDNAX paid Ms. Medel $121,860 in salary and bonus and provided her certain health and other benefits customarily provided to similarly situated employees. In addition, in 2014, MEDNAX granted Ms. Medel a restricted stock award of 261 shares of our common stock with a three-year vesting period, and with other terms that applied to awards granted to other key employees on the same date.

Compensation Committee Interlocks and Insider Participation

In 2014, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be considered a compensation committee interlock under the SEC rules.

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

SECTION I: A MESSAGE TO OUR SHAREHOLDERS

Dear MEDNAX Shareholders,

The principal responsibility of the Compensation Committee of the Board of Directors (“the Compensation Committee”) is to ensure that we have an executive compensation program in place that attracts and retains the best executive workforce in our industry. We believe that having the highest-quality, most-experienced leadership team in place is critical to our mission: “Take great care of the patient.”® We also recognize that in order to best serve our patients and shareholders, we must also fulfill our responsibility to “Take great care of the business.” We continually evaluate our executive compensation program to ensure that we accomplish our mission while delivering value to our shareholders. The healthcare and economic landscapes have changed significantly in recent years, and we anticipate more changes to come. We are extremely fortunate to have one of the longest-serving leadership teams in our industry navigating MEDNAX through these changes. For more than a decade, Dr. Medel and his team have delivered consistent financial results during highly-uncertain times. Over this time, we believe that our executive compensation program has played a critical role in incentivizing this team not only to stay at MEDNAX, but to commit to operating in a way that creates long-term shareholder value.

In our Proxy Statement last year, we introduced our plans to make significant changes to our equity program, including the introduction of performance based shares, in response to feedback from our shareholders. In the CD&A section of this Proxy Statement, you will see that we implemented those plans during 2014 and redesigned our equity program in a way that we feel better links pay with our performance, while continuing to be effective at attracting and retaining top executive talent.

Beginning on the next page of this Proxy Statement, we present specific information about the compensation paid to our Chief Executive Officer (“CEO”) and other Named Executive Officers (“NEOs”) for 2014. We have provided information regarding how our executive compensation program works and the decisions made about pay, as well as how those decisions were made. Making sure you understand the rationale for our decisions is a top priority, as ongoing support for the executive compensation program is critical to our overall success.

Finally, we want to thank you for making MEDNAX part of your investment portfolio. You can be confident in our commitment to deliver exceptional performance that drives shareholder value over the long-term and quality care for the patients that depend on MEDNAX.

Sincerely,

Manuel Kadre

Compensation Committee Chairman

Lead Independent Director

Compensation Committee Report

The Compensation Committee determines the compensation for our CEO and other NEOs and oversees the administration of our executive compensation program. The Compensation Committee is composed entirely of independent Directors and is advised as necessary by independent consultants and legal counsel. Our CEO provides advice and recommendations to the Compensation Committee with respect to the compensation of other senior executive officers. Under the rules of the Securities and Exchange Commission, our NEOs for 2014 are:

•	Roger J. Medel, M.D., Chief Executive Officer

•	Vivian Lopez-Blanco, Chief Financial Officer and Treasurer

•	Joseph M. Calabro, President and Chief Operating Officer

•	Karl B. Wagner, President, American Anesthesiology

•	Michael D. Stanley, M.D., President, Pediatrix Medical Group

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed this CD&A. Based on our review and such discussions, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Manuel Kadre

Waldemar A. Carlo, M.D.

Michael B. Fernandez

This Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

SECTION II: EXECUTIVE SUMMARY

2014 Business Highlights

Stability and building long-term value are at the core of everything we do. Our unique healthcare model has been in place for over 30 years, allowing us to focus on what is most important in our industry — taking great care of our patients and improving patient outcomes. In 2014, we continued to position ourselves for the future of healthcare by concentrating on our long-term growth strategy. We remained disciplined in our spending, highly-selective in our acquisitions and resilient in the face of the changing healthcare landscape. Key financial results for the last three fiscal years are highlighted below:

Our proven track record is also validated by the sustained growth of our diluted earnings per share and annual cash flow from operations over the last 10 years and correspondingly strong positive annualized total shareholder returns, and stock prices, which we know are meaningful measures of performance for our shareholders:

Note: All share and per share amounts for all periods presented and discussed in this proxy statement reflect the effect of two-for-one stock splits effected in 2006 and 2013.

Response to Say-on-Pay Vote and Shareholder Outreach

Each year, we provide our shareholders with the opportunity to approve, or vote against, the compensation of our NEOs (“say-on-pay”). We are committed to ensuring that our investors fully understand our executive compensation program, including how it aligns the interests of our executives with our shareholders and how it rewards the achievement of our strategic objectives. To this end, we make efforts to engage in discussions with our shareholders in order to obtain a deeper understanding of our investors’ views regarding our compensation program.

In 2014, we contacted our 20 largest investors, representing the holders of more than 61% of our outstanding shares. We then met by phone with the investors who expressed interest in meeting with us, representing the holders of more than 47% of our outstanding shares. These meetings were led by our Compensation Committee Chairman and our Chief Financial Officer. Our 2014 outreach effort was a follow up to our more extensive outreach undertaken in 2013, and was designed to provide our shareholders with information on how we responded to the feedback that we received in 2013.

During the 2013 outreach meetings, shareholders provided feedback on a variety of topics. Shareholders consistently noted that they were very pleased with the Company’s financial performance, as well as the leadership of our Chief Executive Officer and other Company management. Perspectives on our executive compensation program varied across the discussions; however, the most common theme was the link between pay for performance, specifically with regard to our annual equity-based awards. Additionally, shareholders expressed interest in our adoption of certain corporate governance policies that enhance the overall executive compensation program. Shareholders appreciated the opportunity to engage in these discussions and the Company’s willingness to consider their input in designing the Company’s executive compensation program in the future.

In response to this feedback, we made significant changes to our executive compensation program in 2014, including changes to our equity award program and the adoption of certain corporate governance policies. These changes are described in detail in this CD&A.

Changes to the Executive Compensation Program

The following outlines how we responded to what we heard:

•	2014 Equity-Based Awards:

For 2014, equity-based awards were granted using a combination of performance shares (50%) and time-based restricted stock (50%). The performance shares will be measured based on the achievement of two rigorous financial targets, which are specific levels of pre-defined revenue and income from operations goals. The performance measurement period is annual, with any shares earned during the initial measurement period vesting over the first three anniversaries of the grant date. The shares earned can vary from 0% to 150% of target

Measuring Pay-for-Performance at MEDNAX

In the healthcare services industry, company stock prices at any point in time can be significantly affected by changes (actual or anticipated) in the regulatory environment. Additionally, regulatory changes affect different healthcare companies in varying ways. For MEDNAX specifically, factors such as timing, size and type of acquisitions, effects of reimbursement-related factors such as Medicaid parity or payor mix shifts are often unpredictable.

For these reasons, we do not use relative total shareholder return as a key performance metric in our program. Instead, our performance goals are focused on internal key financial metrics that drive long-term value creation, such as revenue and profitability. Our past financial performance demonstrates, and we fully expect, that meeting these metrics will over time translate into increased shareholder value. For equity-based awards, our share price ultimately should reflect whether we have executed this strategy successfully and the three-year vesting schedule for equity grants ensures our officers maintain a long-term perspective. A look at our historical stock prices over the last 10 years shows a growth rate of 313%, from a stock price of $16.01 on December 31, 2004, to $66.11 on December 31, 2014, after giving effect to stock splits during this period. This growth demonstrates that the achievement of the performance goals set over this period resulted in creation of long-term value for shareholders.

For many of these same reasons, we do not incorporate financial goals over a multi-year period (such as cumulative earnings over three years) into our officer compensation program. Our long-term strategy emphasizes continued growth through a disciplined approach in acquiring established physician practices in our specialties, and any multi-year goals would necessarily need to reflect assumptions and projections about both the level and type of acquisitions made during the measurement period.

The Compensation Committee believes that this approach is in the best interests of all of MEDNAX’s constituents. Of course, we will continue to refine our approach as the healthcare landscape continues to evolve.

(0% if the threshold performance goal is not achieved) based on how results compare to goals over the annual performance period with any above target awards earned only in the case of significant growth. The time-based restricted stock will vest over the first three anniversaries of the grant date and have a performance-based goal to ensure that the grants qualify as “performance based compensation” under §162(m) of the Internal Revenue Code.

•	Corporate Governance Policies. We also adopted the following new policies in 2014 to enhance the alignment of our program features with best-practices and investor expectations:

•

Clawback Policy: This policy permits the Company to seek to recover certain amounts of incentive compensation, including both cash and equity, awarded to any executive officer (as defined in the Exchange Act) on or after January 1, 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct, and if the executive officer engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

•

Stock Ownership and Retention Policy: NEOs are required to hold a prescribed level of MEDNAX common stock, further linking their interests with those of our shareholders. In addition, 50% of net after-tax vested shares must be retained until a NEO meets the stock ownership requirement. All members of our Board of Directors are also required to hold a prescribed level of MEDNAX common stock.

•

Anti-Hedging and Anti-Pledging Policy: All MEDNAX directors, management, financial and other insiders are prohibited from engaging in transactions in securities of MEDNAX or derivatives of MEDNAX securities that might be considered hedging, such as selling short or buying or selling options. In addition, it is against the policy for such persons to hold securities in margin accounts or pledge MEDNAX securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

CEO Pay At-A-Glance

The significant majority (approximately 89%) of our CEO pay is variable and linked to financial performance that is focused on long-term growth objectives and aligned with our stock performance. Dr. Medel’s total direct compensation (base salary, annual bonus and target value of equity-based awards) has remained relatively consistent over the last three years. The chart shows the elements of actual CEO total direct compensation awarded to Dr. Medel for 2013 performance, as compared to the prior year compensation. The chart below also reflects the currently anticipated target total direct compensation for 2014; the actual value of the June 1, 2014 award of restricted stock and performance shares granted to Dr. Medel and our other named executive officers is not known as of the date of this proxy statement because the performance period for such awards will initially be measured over a one-year period from April 1, 2014 through March 31, 2015. For more information on these awards, please see the section below entitled 2014 Equity-Based Awards.

*	Represents the grant-date fair value of the target equity-based awards for which the underlying measurement period has not yet lapsed. See Note 1 to the Summary Compensation Table.
**	Actual

Dr. Medel’s current target bonus opportunity of 150% of base salary was established in 2008 after evaluating actual CEO bonus payouts at our peer companies over the previous several years. An updated analysis conducted during 2013 confirmed that while most of our peer companies set a target bonus for the CEO at 100% of base salary, actual bonus payouts often are well above target. Despite our consistently strong operating performance results, our average bonus payout over the last 10 years has been approximately 109% of target.

2011 Special Equity Grant: 2014 Vesting Update

In 2011, Dr. Medel received a special equity grant of 174,320 performance-based restricted stock units (“RSUs”). This grant was pursuant to the Company’s 2008 Incentive Compensation Plan in recognition of his agreement to continue his role as CEO of MEDNAX for an additional five years as the Company continued its expansion into the anesthesiology service line. Dr. Medel’s leadership and oversight was considered extremely important during this period to ensure that the development of this service line was implemented effectively. The RSUs are earned in increments of 25% only if the Company achieves specified annualized income from operations goals (on a trailing four quarters basis), set to be progressively more challenging. As a result, the realized value of the RSUs is driven by the Company’s financial and stock-price performance. Any unearned RSUs are forfeited if the income from operations goals are not achieved by December 31, 2018.

During 2014, 25% of the special grant vested when the Company achieved the third income from operations goal of $475 million after the second quarter of 2014. The remaining RSUs will continue to vest in accordance with the underlying income from operations goal. For additional information regarding the vesting of the RSUs in connection with the termination of Dr. Medel’s employment, see the Triggering Event Table of this CD&A.

SECTION III: OVERVIEW OF THE EXECUTIVE COMPENSATION PROGRAM

The Guiding Principles of Our Pay Philosophy

The Compensation Committee has designed our executive compensation program with the following guiding principles in mind:

•	Quality of Personnel and Competitiveness. We are committed to employing the highest quality executive team in the healthcare services industry. We expect our executives to be of the highest caliber in terms of business acumen and integrity. We closely analyze and understand compensation for executives at similarly situated companies to help ensure we can effectively compete for and retain key talent.

•

Alignment of Interests. We must offer a total executive compensation package that best supports our leadership talent and growth strategies and focuses executives on financial and operational results. We use a mix of fixed and variable (at-risk) pay to support these objectives, by giving our executives a substantial equity stake in the business and rewarding them for performance that drives shareholder value over the long term.

•

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance. We comply with applicable laws, rules, statutes, regulations and guidelines and monitor our compensation program on an ongoing basis to ensure it abides by applicable requirements. Specifically, we focus on relevant considerations in the areas of accounting cost, tax impact, cash flow constraints, risk management and other sensible standards of good corporate governance.

Elements of Pay

Our pay philosophy is supported by the following pay elements in our executive compensation program:

Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities and performance
Annual Bonus	Cash (Variable)	Rewards executives for achieving income from operations goals in the most recent performance year
Long-Term Incentives	Equity (Variable)	Provide meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation and support the Company’s retention strategy

Pay Mix

The charts below show that most of our NEOs’ total direct compensation is variable (88% for the CEO and an average of 82% for our other NEOs) based upon actual awarded and anticipated 2014 compensation:

How Pay Decisions Are Made

The Compensation Committee, composed solely of independent Directors, is responsible for making pay decisions for the NEOs. The Compensation Committee works very closely with its independent consultant, which for 2014 was Towers Watson & Co. (“Towers Watson”), and management to examine pay and performance matters throughout the year. The Compensation Committee held six meetings over the course of 2014. The Compensation Committee’s written charter can be accessed on the MEDNAX website at www.mednax.com.

The Role of the Compensation Committee and Management

The primary role of the Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board’s responsibilities related to executive compensation matters. The Compensation Committee’s responsibilities include:

•	Evaluating the performance of and setting pay for the CEO and other NEOs;

•	Supervising and making recommendations to the Board about changes to the executive compensation program;

•

Overseeing the annual review of the Company’s incentive compensation elements to determine whether they encourage excessive risk taking, including discussing the relationship between risk management policies and practices and pay;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s executive compensation program and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual self-assessment of the Compensation Committee’s performance.

The CEO does not play any role in the Compensation Committee’s determination of his own pay; however, the Compensation Committee solicits input from the CEO concerning the performance and compensation of the other NEOs. The CEO bases his recommendations on his assessment of each individual’s performance, tenure and experience in the role, external market pay practices, retention risk and MEDNAX’s overall pay philosophy.

The Role of Independent Consultants

The Compensation Committee continually reviews executive compensation to ensure that it reflects our pay philosophy and, as necessary, retains the services of an independent consultant to assist in such review. During 2014, the Compensation Committee retained Towers Watson to provide data and analysis with respect to the compensation paid to our NEOs. The Compensation Committee has assessed the independence of Towers Watson pursuant to applicable SEC rules, NYSE listing standards and its own committee charter and concluded that no conflict of interest exists that would prevent Towers Watson from independently advising the Compensation Committee.

Assessing External Market Practice

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. The Compensation Committee considers publicly available data, provided by its independent compensation consultant, for informational purposes when making its pay decisions. However, market data are not the sole determinants of the Company’s practices or executive pay levels. When determining salaries, target bonus opportunities and annual equity grants for NEOs, the Compensation Committee also considers the performance of the Company and the individual, the nature of an individual’s role within the Company, internal comparisons to the compensation of other Company officers, tenure with the Company and experience in the officer’s current role.

The Compensation Committee last authorized a complete evaluation of NEO pay by its compensation consultant in 2011, at the time it was in discussions with the CEO about an extension of his employment agreement. The Company’s independent compensation consultant at the time prepared a report that included market references at various percentiles for all elements of direct compensation — base salary, bonus opportunity (target and actual), long-term incentive grant values and total direct compensation. These references were developed using publicly disclosed officer pay information from a group of 17 public companies in the healthcare services industry (our peer group). The companies included in our peer group were as follows:

• Amedisys, Inc.	• Health Management Associates, Inc.*	• Lincare Holdings Inc.*
• AmSurg Corp.	• HealthSpring, Inc.*	• Magellan Health Services, Inc.
• Brookdale Senior Living Inc.	• HealthSouth Corporation	• Team Health Holdings, Inc.
• Chemed Corporation	• Kindred Healthcare, Inc.	• Tenet Healthcare Corporation,
• DaVita Inc.	• LifePoint Hospitals, Inc.	• Universal Health Services, Inc.
• Gentiva Health Services, Inc.	• Laboratory Corporation of America Holdings
*	HealthSpring, Inc., Lincare Holdings Inc. and Health Management Associates, Inc. were acquired after the 2011 market study was completed.

In determining the peer group, the Compensation Committee considered a variety of factors including revenue, income from operations, net income, market capitalization and enterprise value. Based on the advice of its consultant, the Compensation Committee established that top executive pay levels at publicly-traded companies in the healthcare services industry were more closely correlated to factors other than revenue. As such, the peer group was determined with an objective of placing MEDNAX near the median for both income from operations and enterprise value. Given MEDNAX’s profitability, this meant that MEDNAX would rank in the lower quartile of its peers in terms of revenue and in the upper quartile of its peers in terms of net income and market capitalization.

An updated analysis of the remaining peer companies showed that as of year-end 2013, MEDNAX ranked near the peer 30th percentile in terms of revenue, the peer 70th percentile in terms of operating income and net income, near the peer 65th percentile in terms of enterprise value and near the peer 80th percentile in terms of market capitalization. MEDNAX also ranked above the peer median in terms of three-year growth rates for net income and annualized shareholder return and near or above the peer 70th percentile in terms of revenue and income from operations as well as annualized total shareholder return over the prior five-year period. Data from the updated peer analysis are summarized in the tables below:

	Revenue	Income From Operations(1)	Net Income(1)	Market Capitalization(2)	Enterprise Value(3)
75th Percentile	$5,354.4	$624.6	$302.1	$5,148.6	$8,400.6
Median	$2,546.2	$244.7	$87.4	$2,814.2	$4,214.8
25th Percentile	$1,940.3	$159.1	($49.9)	$1,384.8	$1,711.1
MEDNAX, Inc.	$2,154.0	$452.1	$280.5	$5,893.4	$5,889.5
MEDNAX, Inc. PERCENTILE RANK	29%	71%	71%	79%	64%
(1)	Peer companies with an operating loss or net loss in either the base year or the most current year were assumed to rank at the bottom.
(2)	Market capitalization calculated as of February 2014.
(3)	Enterprise value is equal to market capitalization value plus net debt as reported for year-end 2013.

	3-Year Compound Annual Growth Rates			Annualized Total Shareholder
				Return
	Revenue	Income From Operations	Net Income	3-year	5-year
75th Percentile	14.8%	13.1%	15.4%	19.9%	26.9%
Median	6.9%	6.8%	6.2%	12.9%	16.7%
25th Percentile	4.9%	-2.2%	-3.0%	5.3%	8.9%
MEDNAX, Inc.	15.4%	13.1%	11.4%	16.6%	27.5%
MEDNAX, Inc. PERCENTILE RANK	79%	71%	56%	64%	77%

This same peer group was used in 2013 to establish market references for the Compensation Committee in a variety of other areas including key incentive design features, equity grant programs, historical CEO bonus payout levels, stock ownership policies, Board of Directors compensation and other policies relating to officer and Board member compensation. In addition, the Compensation Committee was provided information relating to NEO compensation practices as developed from companies considered to be MEDNAX peers by proxy advisory firms. However, since some of these advisory firms determine peers based primarily on comparable revenue, the Compensation Committee has not used information from these companies in evaluating NEO salaries, bonus opportunities and annual equity-based award values. The Compensation Committee believes that information from the peer group it has selected is more relevant.

SECTION IV: THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

The Compensation Committee reviews and approves base salary levels at the beginning of each year. Base salary decisions generally reflect the Compensation Committee’s consideration of the external market practices of our peer group for comparable positions, published survey data, and subjective factors including the individual’s experience, role, responsibilities and performance.

2014 Base Salary Decisions

For 2014, the Compensation Committee determined not to increase the base salaries for any of the NEOs with the exception of Ms. Lopez-Blanco. Her salary increase was made to further align her pay with market-competitive levels and recognize and reward her leadership role within the organization.

NEO	2013 Base Salary	2014 Base Salary	% Change
Roger J. Medel, M.D.	$1,000,000	$1,000,000	0%
Vivian Lopez-Blanco	$400,000	$425,000*	6.3%**
Joseph M. Calabro	$600,000	$600,000	0%
Karl B. Wagner	$500,000	$500,000	0%
Michael D. Stanley, M.D.	$450,000	$450,000	0%
*	The Compensation Committee increased Ms. Lopez-Blanco’s Base Salary to $425,000 effective June 1, 2014.
**	Reflects the annualized percentage of increase from 2013.

Annual Bonuses

The Company’s NEOs participate in an annual bonus program, which is administered under the shareholder-approved MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan, as amended. The annual bonus is designed to recognize annual performance achievements focused on growth in our Company’s results of operations during its fiscal year.

The Compensation Committee uses guidelines and may apply either positive or negative discretion to adjust the bonuses based on the actual level of income from operations achieved. In addition, the Compensation Committee uses a performance range at the target bonus level to minimize the variability of potential payouts. The bonus adjustment guidelines established for 2014 were as follows:

Income From Operations: Performance Goals	% of Target Bonus Payout
Less than $452,000,000	0%
$462,000,000	25%
$472,000,000	50%
$482,000,000	75%
$492,000,000 to $508,000,000	100%
$512,500,000	125%
$517,000,000	150%
$521,500,000	175%
$526,000,000	200%
Income from operations in 2014 was $513,000,000

Actual target bonus payout percentages will increase proportionately between each percentage amount based on the actual income from operations achieved by the Company.

Why We Use Income From Operations

The Compensation Committee uses income from operations as its primary performance measure for annual bonuses and has for several years. This measure is used to encourage our NEOs to focus on efficiently managing our business and to execute on our acquisition growth strategy. Each year, the goal is set to exceed the prior year’s results; we strive to set financial targets that are both challenging and realistic. Since this approach was first implemented a decade ago, actual bonus payouts for NEOs have averaged slightly above targets, while income from operations growth rates have consistently exceeded those of our peer group. Since 2004, bonus payouts have been less than 100% of the targets three times and have exceeded 120% of the targets only twice.

The income from operations goal and maximum bonus award opportunities are also designed to satisfy the requirements of §162(m) of the Internal Revenue Code.

2014 Annual Bonus Decisions

The Compensation Committee establishes each NEO’s maximum annual bonus opportunity as a percentage of the base salary in effect at the beginning of the year. The target bonus opportunity for each NEO is equal to 50% of such NEO’s maximum bonus opportunity. The Compensation Committee determined that the Company’s 2014 income from operations corresponded to a payment of 128% of the target bonus payment under the guidelines for each of Dr. Medel, Ms. Lopez-Blanco and Mr. Calabro. In the case of Mr. Wagner and Dr. Stanley, the Compensation Committee delegated authority under the guidelines to the Chief Executive Officer and the President and Chief Operating Officer to determine Mr. Wagner and Dr. Stanley’s bonuses, subject to the maximum bonus opportunity approved by the Compensation Committee. In exercising this authority, the Chief Executive Officer and the President and Chief Operating Officer considered the operating performance of the Company’s American Anesthesiology Division (in the case of Mr. Wagner) and the Company’s Pediatrix Division (in the case of Dr. Stanley) and the performance of the Company as a whole for 2014. They also considered Mr. Wagner and Dr. Stanley’s individual performance for the year. In considering these factors, the Chief Executive Officer and the President and Chief Operating Officer concluded that Mr. Wagner and Dr. Stanley’s bonuses should each be equal to 115% of his respective target bonus percentage.

Name	Maximum Annual Bonus as a % of Base Salary	Target Annual Bonus as a % of Base Salary	Actual Annual Bonus as a % of Target	Actual Bonus ($)
Dr. Medel	300%	150%	128%	$1,916,543
Ms. Lopez-Blanco	200%	100%	128%	$543,021
Mr. Calabro	200%	100%	128%	$766,617
Mr. Wagner	200%	100%	115%	$575,000
Dr. Stanley	150%	75%	115%	$388,125

Equity-Based Awards

Changes We Made in 2014: Introduction of Performance Shares

50% of the equity-based award is granted in performance shares that:

Use two metrics:

Shares are earned based on the achievement of revenue and income from operations goals, both of which we believe drive shareholder value creation. In particular, income from operations is a key driver of market capitalization value and income from operations growth is linked to shareholder returns.

Have rigorous performance goals:

No shares will be earned unless some level of growth is achieved and a target award will be earned only if growth equals or exceeds 8%. NEOs may receive an above-target award if growth exceeds 13%. These goals are expected to vary year-to-year, based on various factors, including the effects of Medicaid parity and acquisition-related activities.

This approach reflects the Compensation Committee’s desire to set rigorous performance goals in a highly volatile and uncertain environment, while also rewarding NEOs when the Company achieves these goals and delivers sustained results for our shareholders.

2014 Equity-Based Awards

The Compensation Committee approved the June 1, 2014 equity-based awards outlined below at its May 2014 meeting. These equity-based awards were divided equally into performance share awards and time-based restricted stock awards. The actual value of the June 1, 2014 award of restricted stock and performance shares granted to Dr. Medel and our other named executive officers is not known as of the date of this proxy statement because the performance period for such awards will initially be measured over a one-year period from April 1, 2014 through March 31, 2015.

In setting financial performance goals for these initial performance share awards, the Compensation Committee received recommendations from management based on the Company’s strategic plan for the performance measurement period. The Compensation Committee, working with its independent compensation consultant and Company management, evaluated the impact of various drivers on revenue, income from operations and earnings per share using sensitivity analyses in determining the 2014 grants.

The growth rate targets for both revenue and income from operations for the 2014 performance period are considered challenging yet realistic and achievable. No shares will be earned unless some level of growth is achieved with a target award (100% of performance shares) only being earned if growth equals or exceeds 8% and an above-target award being earned only if growth exceeds 13%.

The 2014 performance goals were set to appropriately reflect specific factors that were expected to have a direct impact on the results for this performance period. The growth rate targets for the 2014 performance period differ from the Company’s historical 5-year average growth rates because of volatility in the various drivers that impact results from year to year. The various drivers considered in setting the 2014 financial performance goals include, but are not necessarily limited to: acquisition-related activities, including size, type, timing and volume of acquisitions, same-unit volume growth, expense-related initiatives and reimbursement-related factors, including payor mix and revenue from Medicaid parity. Consideration was also given to those factors that impacted previous year results (positively or negatively) but were not anticipated to impact 2014 results.

More specifically, the most impactful driver that was expected to create significant volatility between the actual growth rates achieved in 2013 and the growth rate targets for 2014 was acquisition-related activities. During 2012, the Company completed acquisitions with a total purchase price of over $457 million, of which over $250 million was completed during the fourth quarter of 2012. The annual growth rates achieved during 2013 were favorably impacted by the contribution to both revenue and income from operations related to those 2012 acquisitions. In contrast, during 2013, the Company completed acquisitions with a total purchase price of $251 million, a reduction from the activity in the previous year. This reduced level of acquisition-related investment in 2013 did not represent a change in the acquisition growth strategy of the Company but rather that the acquisition process is taking longer to complete, primarily based on increased involvement by hospitals in the due diligence process. However, because of this variability in timing and volume, the contribution to both revenue and income from operations in 2014 from these 2013 acquisitions was expected to have a less significant effect compared to 2013 growth. The 2014 performance goals for both revenue and income from operations were established with consideration of this factor as well as any additional variability in timing of acquisitions expected to close during 2014.

As the Company continues to grow, the base on which performance goals are set will continue to increase, and it will become increasingly challenging to maintain historical growth rates for both revenue and income from operations. This factor was also taken into account when setting the growth rate targets for the 2014 performance period.

The Committee believes the above approach used to establish financial performance goals for performance share awards results in goals that are adequately rigorous and will continue to motivate the executive team to drive the strong shareholder returns historically generated by the Company. Accordingly, the Committee believes that the performance shares awarded appropriately align Company performance with executive compensation.

While this discussion of 2014 equity awards relates to growth targets for the 2014 year, we believe our approach to granting performance-based shares also creates long-term alignment, given that the value of the award realized by the NEOs will depend on the value of our stock when the shares vest over a multi-year period. As a result, we believe our NEOs are incentivized not only to execute the Company’s growth strategy but also to maintain discipline in its acquisition-related activities and processes in order to generate sustainable longer-term growth and increased shareholder value. We believe our approach also addresses our critical need to retain the highest-caliber executives in our industry — especially as the challenges in the healthcare sector grow increasingly more complex.

The chart below outlines the 2014 equity award program:

Equity Component	How It Works
Performance Share Awards (50%) Purpose: To have the percentage of shares earned vary with Company performance achievement compared to pre-established goals

•    50% of the performance share award is tied to revenue results and 50% of the performance share award is tied to income from operations results; results for each metric are considered separately.

•    Performance will initially be measured over a one-year period from April 1, 2014 through March 31, 2015.

•    If shares are earned during this initial measurement period, they will vest over the first three anniversaries of the grant date (June 2015, 2016 and 2017) based on continued employment.

•    Shares earned may vary from 0% to 150% of target based on growth rates of revenue and income from operations during the initial measurement period:

	Growth Achieved	Shares Earned
	0% or Below	0%
	>0% to 7.99%	See Footnote (1) below
	8% to 13%	100%
	13.01% to 20%	See Footnote (1) below
	Over 20%	150%

(1) Actual percentage of shares earned will be determined by linear interpolation based on the actual growth rate achieved. For example, for each 1% of growth achieved between >0% and 7.99%, 12.5% of the performance shares will be earned, and for each 1% of growth achieved between 13.01% and 20%, 7.1% of the performance shares will be earned. In each case, any earned performance shares are subject to additional time-based vesting.

•    If the number of shares earned by March 31, 2015 is below 100% for each metric, NEOs can earn up to (but not to exceed) 100% of the award for that metric based on performance results between April 1, 2015 and March 31, 2016. In this case, shares will only be earned if results represent a 21% increase over the baseline period. Although this is a significant hurdle to achieve in the second measurement period, it provides the NEOs an incentive to continue to drive shareholder value over the long term. Any shares earned via this feature will vest on the third anniversary of the grant date (June 2017) based on continued employment.

       For example, if the Company achieves 5% growth during the initial measurement period (April 1, 2014 – March 31, 2015), the NEO will earn 62.5% of his or her performance shares. During the second measurement period (April 1, 2015 – March 31, 2016), additional growth of approximately 16% would be required in order for the NEO to earn the remaining 37.5% of his or her performance shares from this particular grant.

•    Any shares not earned by March 31, 2016 will be forfeited.

Equity Component	How It Works

Restricted Stock Awards (50%)

Purpose: To encourage the retention of executives, while providing a continuing incentive to increase shareholder value since the realized value of the award will depend on the Company’s share price at the times an award vests

•    Based on pro-rata vesting over the first three anniversaries of the grant.

•    Vesting will be contingent upon the Company achieving a performance goal established at the time of the grant to preserve tax deductibility under §162(m) of the Internal Revenue Code. Once the performance goal is satisfied, shares will vest at the rate of one-third per year beginning on the first anniversary of the grant date.

•    If the performance goal is not achieved by the first anniversary of the grant date, all shares will be forfeited.

Other Practices, Policies & Guidelines

Equity Grant Practices

The Compensation Committee determines the effective date of annual equity-based awards without regard to current or anticipated stock price levels. Although usually made around mid-year, the Compensation Committee may also make, and in the past has made, grants during the course of the year, primarily for new hires, promotions, to retain valued employees or to reward exceptional performance. These grants may be subject to performance conditions and/or time-based vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date.

We follow equity grant procedures designed to promote the proper authorization, documentation and accounting for all equity grants. Pursuant to these procedures the Compensation Committee or the Board of Directors must formally approve all equity awards during an in person or telephonic meeting or by the unanimous written consent executed by all members of the Compensation Committee or the Board of Directors, as the case may be, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.

The grant-date fair value of our equity-based awards will be the closing sales price for a share of our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the Compensation Committee or the Board of Directors, which date may not be prior to either the date such grant was approved or the commencement date of employment of the employee to whom the equity award is being made.

Subject to these policies and procedures, the Compensation Committee or the Board of Directors may approve grants of equity-based awards at any time. However, grants to employees may be effective only on a date within a “trading window” as defined by the Company’s Policy Statement on Inside Information and Insider Trading, as amended from time to time (the “Insider Trading Policy”). For example, a grant approved by the Compensation Committee or the Board of Directors during a “black-out” period (as defined in such policy) will be effective on a date during the next “trading window” as determined by the Compensation Committee or the Board of Directors on the date such grant is approved.

Our “insiders” can only buy or sell Company stock in accordance with our Insider Trading Policy, and our employees generally can only buy or sell Company stock in accordance with our Statement of Policy Prohibiting Insider Trading to All Employees.

NEOs are allowed to vote restricted stock and performance awards as a shareholder based on the number of shares held under restriction. Any dividends declared with respect to any restricted stock awards would be held until the awards vest, at which time the dividends would be paid to the NEOs. If restricted stock is forfeited, the NEO’s rights to receive the dividends declared with respect to that stock would be forfeited as well. At present, the Company does not pay dividends and it has no current intention to do so in the future.

Clawback Policy

The Company has adopted a “clawback policy” that permits the Company to seek to recover certain amounts of incentive compensation, including both cash and equity, awarded to any executive officer (as defined in the Exchange Act ) on or after January 1, 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct, and if the executive officer engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Stock Ownership and Retention Policy

The Compensation Committee believes that the Company’s Board of Directors and NEOs should maintain a material personal financial stake in the Company through the ownership of shares of the Company’s common stock to promote a long-term perspective in managing the enterprise and to align shareholder, director and executive interests.

All NEOs are required to own shares of MEDNAX common stock with a value of not less than a specified multiple of their base salary. The policy also requires NEOs to retain 50% of net after-tax shares acquired during the year upon vesting (or exercise of stock options) unless his or her ownership level was satisfied as of the beginning of the year. These multiples were determined in accordance with current market practice. The chart below shows the multiple of base salary ownership requirements and actual ownership levels as of December 31, 2014:

Name	Ownership Requirement	Ownership Level as of December 31, 2014
Dr. Medel	6x base salary	81.4x base salary
Mr. Calabro	4x base salary	24.3x base salary
Mr. Wagner	3x base salary	15.6x base salary
Ms. Lopez-Blanco	2x base salary	10.1x base salary
Dr. Stanley	2x base salary	5.4x base salary

As the table above reflects, our NEOs hold a significant investment in MEDNAX, which is a strong reflection of our culture and aligns with our compensation philosophy.

In addition, all non-management members of our Board of Directors are required to own MEDNAX common stock worth three times their annual base cash retainer fee.

Shares that count toward the ownership requirement are as follows:

•	Owned outright by the NEO or Director, or by spouse or dependent children;

•	Held in trust for economic benefit of the NEO or Director, or spouse or dependent children;

•	Held in the MEDNAX 401(k) plan or other Company-sponsored benefit plan;

•

Restricted shares/units for which the underlying performance conditions have been met and only remain subject to time-based vesting requirements or any restricted shares/units only subject to time-based vesting requirements.

The Compensation Committee will evaluate NEO status annually and will review this policy from time to time and, following consultation with the Board of Directors, make modifications as necessary or appropriate.

Anti-Hedging and Anti-Pledging Policy

All MEDNAX directors, management, financial and other insiders are prohibited from engaging in transactions in MEDNAX securities or derivatives of MEDNAX securities that might be considered hedging, such as selling short or buying or selling options. In addition, it is against the policy for such persons to hold securities in margin accounts or pledge MEDNAX securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Retirement and Deferred Compensation Plans

We maintain a Thrift and Profit Sharing Plan (the “401(k) Plan”), which is a 401(k) plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our discretionary matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation to an investment trust on a pre-tax and/or Roth after-tax basis, up to the maximum dollar amounts permitted by law. The 401(k) Plan also offers employees the option to voluntarily contribute additional funds on a non-deductible after-tax basis subject to certain limits. In 2014, the maximum employee pre-tax and/or Roth elective contribution to the 401(k) Plan was $17,500, plus an additional $5,500 for employees who were at least 50 years old in 2014. Eligible compensation generally means all wages, salaries and fees for services from the Company, up to a maximum specified amount permitted by law. Matching contributions under the 401(k) Plan are discretionary. For 2014, the Company matched 100% of the first 4% of eligible compensation that each eligible participant contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests as follows: 30% after one year of service, 60% after two years of service, and 100% after three years of service. However, regardless of the number of years of service, an employee is fully vested in our matching contributions (and the earnings thereon) if the employee retires at age 65 or later, or terminates employment by reason of death or total and permanent disability. The 401(k) Plan provides for a variety of different investment options, in which the employee’s and the Company’s contributions are invested.

Although the Company maintains a non-qualified deferred compensation plan, none of the NEOs participate in that Plan.

The amounts of the Company’s matching contributions under the 401(k) Plan for 2014 for each of the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Benefits and Perquisites

We provide our NEOs with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining executives in a competitive marketplace, and to provide financial security in these circumstances. NEOs are eligible for health and welfare benefits available to similarly situated eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

Pursuant to the terms of their Employment Agreements, Dr. Medel and Messrs. Calabro and Wagner each are entitled to 38 days and Ms. Lopez-Blanco and Dr. Stanley are each entitled to 28 days paid time off each year for vacation, illness, injury, personal days and other similar purposes in accordance with our policies in effect from time to time. Any paid time off not used during a calendar year may be carried over to the next year to the extent permitted under those policies. Dr. Medel and Mr. Calabro each are entitled under their Employment

Agreements to utilize, for personal travel, the aircraft that the Company leases. Dr. Medel’s personal use of the aircraft may not exceed 95 hours of flight in any calendar year and Mr. Calabro’s personal use of the aircraft may not exceed 50 hours of flight in any calendar year without the consent of the Compensation Committee. The incremental cost to the Company of these benefits for Dr. Medel and Mr. Calabro is included in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee has reviewed our perquisites expenditures, and believes they continue to be an important element of the overall compensation package to retain current officers, and in fact command a higher perceived value than the actual cost.

Termination of Employment and Change in Control Agreements

As described in greater detail below, the Employment Agreements between the Company and each of the NEOs provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, the amount of which varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice. Those provisions include a reimbursement by the Company to each of Messrs. Calabro and Wagner of any excise tax imposed upon the executive pursuant to Section 4999 of the Code with respect to any “excess parachute payments,” as that term is defined in Section 280G of the Code, that the executive receives as a result of a Change in Control. In the case of Dr. Medel, his current Employment Agreement provides that, if any amount payable to Dr. Medel in connection with a Change in Control would be subject to excise tax under Section 4999 of the Code, then the Company will reduce the payment to an amount equal to the largest portion of such payment that would result in no portion of such payment being subject to excise tax (unless such reduction would result in Dr. Medel receiving, on an after tax basis, an amount lower than the unreduced payment after taking into account all applicable federal, state and local employment taxes, income taxes and excise taxes, in which case the payment amount would not be reduced).

In certain situations pursuant to the terms of the award agreement or an executive’s Employment Agreement, the service requirement may be waived and vesting accelerated. However, in no situations except those involving a change-in-control of MEDNAX will any shares vest unless the performance goal has first been achieved.

Additionally, any unvested restricted stock is generally forfeited upon termination of the employment of the NEOs. The Employment Agreements with our NEOs provide however, that their restricted stock may vest or continue to vest after termination of employment in certain circumstances. In the event of termination of Dr. Medel and Messrs. Calabro and Wagner by the Company without Cause (as defined in his Employment Agreement) or due to executive’s Disability (as defined in his Employment Agreement) or by the executive for Good Reason (as defined in his Employment Agreement), due to the executive’s health becoming impaired to any extent that makes the continued performance of his duties hazardous to the executive’s physical or mental health or life (“Poor Health”) or due to death, all restricted stock granted prior to termination of employment will continue to vest until fully vested. Furthermore, in the event of a Change in Control (as defined in his Employment Agreement), for Dr. Medel and Messrs. Calabro and Wagner, all unvested restricted stock will automatically vest (although Dr. Medel’s RSUs will vest in connection with a Change in Control only if his employment is terminated without Cause or for Good Reason within 24 months following the Change in Control). In the event that Ms. Lopez-Blanco’s or Dr. Stanley’s employment is terminated due to Disability or death, all unvested restricted stock granted to her or him by the Company will continue to vest until fully vested following the termination of her or his employment. In the event that Ms. Lopez-Blanco’s or Dr. Stanley’s termination date as a result of a Change in Control (as defined in her or his Employment Agreement) occurs within the 12-month period of a Change in Control, any unvested restricted stock will automatically vest.

Summary Compensation Table

The following table sets forth the 2014, 2013 and 2012 compensation for our principal executive officer, principal financial officer, and our other named executive officers for the time they were deemed to be named executive officers.

Name and Principal Position	Year	Salary			Stock Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation			Total Compensation
Roger J. Medel, M.D. Chief Executive Officer	2014 2013 2012	$ $ $	1,000,000 1,000,000 1,000,000		$ $ $	6,150,043 6,149,988 6,150,005	$ $ $	1,916,543 1,500,000 1,689,947	$ $ $	156,939 196,814 159,963	(4) (4) (4)	$ $ $	9,223,525 8,846,802 8,999,915

Vivian Lopez-Blanco Chief Financial Officer and Treasurer	2014 2013 2012	$ $ $	414,583 400,000 375,000	(2)	$ $ $	1,150,007 999,965 750,005	$ $ $	543,021 400,000 422,487	$ $ $	12,901 13,288 13,381	(5) (5) (5)	$ $ $	2,120,512 1,813,253 1,560,873

Joseph M. Calabro President and Chief Operating Officer	2014 2013 2012	$ $ $	600,000 600,000 600,000		$ $ $	3,750,042 3,749,961 3,750,025	$ $ $	766,617 600,000 675,979	$ $ $	79,528 62,148 131,143	(6) (6) (6)	$ $ $	5,196,187 5,012,109 5,157,147

Karl B. Wagner President, American Anesthesiology	2014 2013 2012	$ $ $	500,000 500,000 500,000		$ $ $	1,400,006 1,624,989 1,625,011	$ $ $	575,000 500,000 563,316	$ $ $	12,563 13,058 12,991	(7) (7) (7)	$ $ $	2,487,569 2,638,047 2,701,318

Michael D. Stanley, M.D President, Pediatrix Medical Group	2014 2013 2012	$ $ $	450,000 450,000 446,548	(3)	$ $ $	825,031 812,541 712,499	$ $ $	388,125 337,500 380,228	$ $ $	18,150 13,112 15,979	(8) (8) (8)	$ $ $	1,681,306 1,613,153 1,555,254

(1)	Stock awards consist of performance-based and time-based restricted stock awards. The amounts in this column reflect the grant-date fair value of the restricted stock awards, calculated in accordance with the accounting guidance for stock-based compensation, but excluding the impact of estimated forfeitures. See the Grants of Plan-Based Awards in 2014 table for information on restricted stock awards granted in 2014. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plan,” to our Consolidated Financial Statements included in our 2014 Annual Report to Shareholders.
(2)	The salary amount provided represents actual paid salary for 2014. Ms. Lopez-Blanco received an increase in base salary effective June 1, 2014.
(3)	The salary amount provided represents actual paid salary for 2012. Dr. Stanley became a named executive officer in 2012 and received an increase in base salary effective February 13, 2012.
(4)	Reflects incremental costs in 2014, 2013 and 2012 of $144,416, $183,874, and $146,264, respectively, for Dr. Medel’s personal use of an aircraft, which MEDNAX leases, in accordance with his Employment Agreement, additional compensation in 2014, 2013 and 2012 of $10,400, $10,200, and $10,000, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX of $156, $179, and $218, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2014, 2013 and 2012 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreats which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.
(5)	Reflects additional compensation of $10,400, $10,200, and $10,000 for 401(k) thrift and profit sharing matching contributions in 2014, 2013 and 2012, respectively, and other compensation of $240, $275, and $336, respectively, for term life insurance coverage in 2014, 2013 and 2012. Also includes costs incurred by MEDNAX in 2014, 2013 and 2012 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreat which does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.
(6)	Reflects incremental costs in 2014, 2013 and 2012 of $68,888, $51,673, and $120,807, respectively, for Mr. Calabro’s personal use of an aircraft, which MEDNAX leases, in accordance with his Employment Agreement, additional compensation in 2014, 2013 and 2012 of $10,400, $10,200, and $10,000, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX in 2014, 2013 and 2012 of $240, $275, and $336, respectively, for term life insurance coverage.
(7)	Reflects additional compensation in 2014, 2013 and 2012 of $10,400, $10,200, and $10,000, respectively, for 401(k) thrift and profit sharing matching contributions and $240, $275, and $336, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2014, 2013 and 2012 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreat which does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.
(8)	Reflects incremental costs in 2014 and 2012 of $4,150 and $3,240, respectively, for Dr. Stanley’s share of personal travel on an aircraft, which MEDNAX leases, which use of such aircraft occurred during travel with either Dr. Medel or Mr. Calabro under the terms of each executive’s Employment Agreement, additional compensation in 2014, 2013, and 2012 of $10,400, $10,200 and $10,000, respectively, for 401(k) thrift and profit sharing matching contributions and $156, $179, and $218, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2014, 2013, and 2012 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreat which does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.

Grants of Plan-Based Awards in 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)		Grant- Date Fair Value of Stock Awards(3)
		Threshold	Target	Maximum
Roger J. Medel, M.D.	6/1/14				106,716	(2)	$6,150,043
		$0	$1,500,000	$3,000,000
Vivian Lopez-Blanco	6/1/14				19,955	(2)	$1,150,007
		$0	$425,000	$850,000
Joseph M. Calabro	6/1/14				65,071	(2)	$3,750,042
		$0	$600,000	$1,200,000
Karl B. Wagner	6/1/14				24,293	(2)	$1,400,006
		$0	$500,000	$1,000,000
Michael D. Stanley, M.D.	6/1/14				14,316	(2)	$825,031
		$0	$337,500	$675,000

(1)	These columns reflect the range of payouts for 2014 annual cash bonuses under the MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan, as amended. Amounts actually earned in 2014 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “Annual Bonuses” in CD&A.
(2)	Represents performance share awards and restricted stock awards granted under the MEDNAX, Inc. 2008 Amended and Restated Incentive Compensation Plan. Award amounts are divided equally into performance share awards (50%) and time-based restricted stock (50%). The performance share awards vest as follows: 50% of the performance share award is tied to the Company’s revenue results and 50% of the performance share award is tied to the Company’s income from operations results; results for each metric are considered separately. Performance will initially be measured over a one-year period from April 1, 2014 through March 31, 2015. If shares are earned during this initial measurement period, they will vest over the first three anniversaries of the grant date (June 1, 2015, June 1, 2016 and June 1, 2017) subject to continued employment. If the number of shares earned by March 31, 2015 is below 100% for each metric, the participant can earn up to (but not to exceed) 100% of the award for that metric based on performance results between April 1, 2015 and March 31, 2016. In this case, shares will only be earned if results represent a 21% increase over the baseline period. Any shares earned via this feature will vest on the third anniversary of the grant date, or June 1, 2017, subject to continued employment. Any shares not earned by March 31, 2016 will be forfeited. The restricted stock awards vest as follows: if the Company’s income from operations, as determined in accordance with GAAP, for the twelve months ended March 31, 2015, equals or exceeds $465 million, then the restricted shares will vest in three equal increments on June 1, 2015, (“Increment 1”), June 1, 2016 (“Increment 2”) and June 1, 2017 (“Increment 3”). If, however, income from operations does not equal or exceed $465 million for that period, then then the restricted shares shall terminate and become null and void. For a more detailed description of our restricted stock and restricted stock granting policies, see the section entitled “2014 Equity-Based Awards” in CD&A.
(3)	The grant-date fair value of the performance share awards and restricted stock awards is determined pursuant to the accounting guidance for stock-based compensation and represents the total amount that we will expense in our financial statements over the relevant vesting periods. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plan,” to our Consolidated Financial Statements included in our 2014 Annual Report to Shareholders.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Options Exercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(1)
Roger J. Medel, M.D.	—		—	—	68,322	(3)	$4,516,767
					88,332	(4)	$5,839,629
					43,580	(5)	$2,881,074
					106,716	(6)	$7,054,995

Vivian Lopez-Blanco	40,000	(2)	$25.14	5/27/2018	8,332	(3)	$550,829
					14,362	(4)	$949,472
					19,955	(6)	$1,319,225

Joseph M. Calabro	—		—	—	41,660	(3)	$2,754,143
					53,860	(4)	$3,560,685
					65,071	(6)	$4,301,844

Karl B. Wagner	—		—	—	18,052	(3)	$1,193,418
					23,340	(4)	$1,543,007
					24,293	(6)	$1,606,010

Michael D. Stanley, M.D.	—		—	—	7,916	(3)	$523,327
					11,670	(4)	$771,504
					14,316	(6)	$946,431

(1)	Based on a stock price of $66.11, which was the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2014.
(2)	These stock options vested in three equal installments on May 27, 2010, May 27, 2011 and May 27, 2012.
(3)	These restricted stock awards vest on June 1, 2015.
(4)	These restricted stock awards vest in two equal installments on each of June 1, 2015 and June 1, 2016.
(5)	These RSU awards vest if the Company achieves a specified level of annualized income from operations (on a trailing four quarters basis), as determined in accordance with GAAP, of $525 million; provided, however that if the Company’s income from operations goal is not achieved as of the year ending December 31, 2018, any unvested RSUs shall terminate and become null and void.
(6)	Represents performance share awards and restricted stock awards granted under the MEDNAX, Inc. 2008 Amended and Restated Incentive Compensation Plan, as amended. Award amounts were divided equally into performance share awards (50%) and time-based restricted stock (50%). The performance share awards vest as follows: 50% of the performance share award is tied to the Company’s revenue results and 50% of the performance share award is tied to the Company’s income from operations results; results for each metric are considered separately. Performance is being initially measured over a one-year period from April 1, 2014 through March 31, 2015. If shares are earned during this initial measurement period, they will vest over the first three anniversaries of the grant date (June 1, 2015, June 1, 2016 and June 1, 2017) subject to continued employment. If the number of shares earned by March 31, 2015 is below 100% for each metric, the participant can earn up to (but not to exceed) 100% of the award for that metric based on performance results between April 1, 2015 and March 31, 2016. In this case, shares will only be earned if results represent a 21% increase over the baseline period. Any shares earned via this feature will vest on the third anniversary of the grant date, or June 1, 2017, subject to continued employment. Any shares not earned by March 31, 2016 will be forfeited. The restricted stock awards vest as follows: if the Company’s income from operations, as determined in accordance with GAAP, for the twelve months ended March 31, 2015, equals or exceeds $465 million, then each of the named executive officers’ restricted shares will vest in three equal increments on June 1, 2015, (“Increment 1”), June 1, 2016 (“Increment 2”) and June 1, 2017 (“Increment 3”). If, however, income from operations does not equal or exceed $465 million for that period, then then the restricted shares shall terminate and become null and void. For a more detailed description of our restricted stock and restricted stock granting policies, see the section entitled “2014 Equity-Based Awards” in CD&A.

Options Exercised and Stock Vested in Fiscal Year 2014

Name	Option Awards		Stock Awards(1)		RSU Awards(1)
	Number of Shares Acquired Upon Exercise	Value Realized on Exercise(2)	Number of Shares Acquired Upon Vesting	Value of Shares Acquired Upon Vesting(3)	Number of Shares Acquired Upon Vesting	Value of Shares Acquired Upon Vesting(3)
Roger J. Medel, M.D.	475,000	$17,204,713	150,020	$8,645,653	43,580	$2,535,484
Vivian Lopez-Blanco	—	$—	20,778	$1,197,436	—	$—
Joseph M. Calabro	287,500	$8,522,350	91,018	$5,245,367	—	$—
Karl B. Wagner	199,524	$6,525,340	44,596	$2,570,067	—	$—
Michael D. Stanley, M.D.	—	$—	18,006	$1,037,686	—	$—

(1)	These columns reflect restricted stock and RSUs previously awarded to the named executive officer that vested during 2014.
(2)	Calculated based on the sales price received by the named executive officer upon the sale of the shares of our common stock acquired upon the exercise of such stock options less the exercise price of such options.
(3)	Calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change in Control

In August 2011, the Company entered into a new Employment Agreement with Dr. Medel that replaced his previous Employment Agreement entered into in August 2008. In August 2008, the Company entered into Employment Agreements with each of Messrs. Calabro and Wagner. The Company entered into an Employment Agreement with Ms. Lopez-Blanco in 2010. In addition, the Company entered into an Employment Agreement with Dr. Stanley in 2012. Each of these Employment Agreements provides for the Company to make certain payments and provide certain benefits to the executive upon termination of employment with the Company. Those provisions are summarized below.

Termination by Company for Cause. In the event that an executive’s employment with the Company is terminated by the Company for Cause, then the Company will pay the executive his or her base salary through the termination date at the rate in effect at the termination date and reimburse the executive for any reasonable business expenses incurred through the date of termination.

The term “Cause” is defined in each of the Employment Agreements for Dr. Medel and Messrs. Calabro and Wagner to mean the executive’s (i) engagement in (A) willful misconduct resulting in material harm to the Company, or (B) gross negligence; (ii) conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of the Company’s assets; (iii) willful and continual failure, after written notice, to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with his position, duties, and authorities, the reasonable lawful mandates of his supervisor; or (iv) breach of the requirements of his employment agreement with respect to the Company’s confidential information. For purposes of this definition, acts or omissions taken by the executive in a good faith belief that they were in the best interests of the Company or if done at the express direction of the Company’s Board of Directors will not be deemed willful or grossly negligent. In each of the Employment Agreements for Ms. Lopez-Blanco and Dr. Stanley, the term “Cause” is defined to mean (i) any act or omission of the executive which is materially contrary to the business interests, reputation or goodwill of the Company; (ii) a material breach by the executive of his or her obligations under the Employment Agreement, which breach is not promptly remedied upon written notice from the Company; (iii) the executive’s refusal to perform his or her duties as assigned pursuant to the Employment Agreement other than a refusal which is remedied by the executive promptly after receipt of written notice thereof by the Company; or (iv) the executive’s failure or refusal to comply with a reasonable policy, standard or regulation of the Company in any material respect.

Termination by Executive due to Poor Health or due to Executive’s Death. In the event that an executive terminates his or her employment because of Poor Health or the executive’s employment terminates because of his or her death, then the Company will pay to the executive (or his or her estate) his or her base salary to the termination date, pay the executive a pro rata portion of the bonus that the executive would have received had his or her employment not terminated (as determined in accordance with the Employment Agreement) and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive terminates his or her employment due to Poor Health, the executive will receive any disability payments otherwise payable under any plans provided by the Company.

Termination due to Disability. If the Company terminates the employment of Dr. Medel, Messrs. Calabro or Wagner by reason of his Disability, then the Company will continue to pay Dr. Medel and Messrs. Calabro or Wagner base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated. If the Company terminates the employment of Ms. Lopez-Blanco or Dr. Stanley by reason of his or her Disability, the Company will pay the executive 50% of his or her base salary for a period of six months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if he or she had not been terminated.

Termination by Company without Cause or by Executive for Good Reason or due to Change in Control. If the Company terminates the employment of Dr. Medel, Messrs. Calabro or Wagner without Cause (which requires not less than 90 days’ notice), or Messrs. Calabro or Wagner terminates his employment for any reason within one year after a Change in Control, the Company terminates the employment of Messrs. Calabro or Wagner within 24 months following a Change in Control, or Dr. Medel, Messrs. Calabro or Wagner terminates his employment for Good Reason, then the Company will (a) pay that executive’s base salary through the termination date plus any reimbursement owed to that executive for any reasonable business expenses incurred through the date of termination, (b) continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) on the first and second anniversaries of the termination date, pay the executive an amount equal to the greater of his “average annual performance bonus” or his bonus for the year immediately preceding his termination and (d) pay the executive a pro rata portion of the bonus he would have received for the year in which his employment terminates. If the termination is due to a Change in Control, then the performance bonuses referred to in (c) above would be paid to the executive in a lump sum within 90 days of the termination date. If the Company terminates the employment of Dr. Medel without Cause or Dr. Medel terminates his employment for Good Reason in either case within 24 months following a Change in Control, the Company will pay his base salary through the termination date plus any reimbursement owed to him for any reasonable business expenses incurred through the date of termination and continue to pay Dr. Medel’s base salary for 36 months after the termination date and, within 90 days following such termination date, an amount equal to three times the greater of his “average annual performance bonus” or his bonus for the year immediately preceding his termination. For this purpose, “average annual performance bonus” means the average of the executive’s earned performance bonus as a percentage of base salary for the three years preceding such termination date, multiplied by the executive’s base salary at the time of termination. If Ms. Lopez-Blanco or Dr. Stanley terminates his or her employment for Good Reason (other than, in the case of Ms. Lopez-Blanco, a Change in Control Good Reason, as defined below), then the Company will (a) pay him or her base salary through the termination date plus any reimbursement owed to him or her for any reasonable business expenses incurred through the date of termination, (b) continue to pay him or her base salary for a period of six months (12 months if termination is in connection with a Change in Control) after the termination date, and (c) pay him or her a pro rata portion of the performance bonus he or she would have received for the year in which his or her employment terminates, subject to reduction in order to avoid such payments being deemed “excess parachute payments,” as that term is defined in Section 280G of the Code. If Ms. Lopez-Blanco terminates her employment for a Change in Control Good Reason, then the Company will pay her the performance bonus she would have received for the year in which her employment terminates as if she had worked for the entire fiscal year and met all goals and objectives of such year. If the Company terminates the employment of Ms. Lopez-Blanco or Dr. Stanley without Cause, then the Company will (a) pay his or her base salary through the termination date plus any reimbursement owed to him or her for any reasonable business expenses incurred through the date of termination, (b) continue to pay his or her base salary for a period of 12 months after the termination date, (c) pay him or her a pro rata portion of the performance bonus he or she would have received for the year in which his or her employment terminates, and (d) within 30 days of the first anniversary of the termination date, pay him or her an amount equal to his or her “average annual performance bonus.” For this purpose, “average annual performance bonus” means (i) the average of the performance bonuses paid to the executive in his or her current position for the three full calendar years prior to the termination date or (ii) in the event that a three year average cannot be determined, the executive’s bonus in his or her current position for the year immediately preceding his or her termination. For purposes of this definition, “Good Reason” will not be deemed to exist unless the executive provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition and the Company fails to remedy the condition within 30 days after its receipt of such notice.

The Employment Agreement for each of Dr. Medel and Messrs. Calabro and Wagner defines “Good Reason” to mean (i) a material diminution in the executive’s base salary or performance bonus eligibility; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including, in the case of the Chief Executive Officer, a requirement that Dr. Medel report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services under his Employment Agreement; or (vi) any other action or inaction that constitutes a material breach by the Company under his Employment Agreement. The Employment Agreement for each of Ms. Lopez-Blanco and Dr. Stanley defines “Good Reason” to mean (i) a decrease in the executive’s base salary; (ii) a decrease in the performance bonus potential utilized by the Company in determining a performance bonus for the executive; (iii) within a one year period after a Change in Control, the executive is either (a) assigned any position, duties, responsibilities or compensation that are significantly diminished when compared with his or her position, duties, responsibilities or compensation prior to such Change in Control, or (b) forced to relocate to another location more than 25 miles from the Company’s location prior to the Change in Control (each of (iii)(a) and (b) a “Change in Control Good Reason”); (iv) the assignment to the executive of any officer position inconsistent with his or her present position other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice; (v) the requirement by the Company that the executive be based in any office or location outside of the metropolitan area where the Company’s present corporate offices are located, except for travel reasonably required in the performance of the executive’s duties; (vi) (in the case of Ms. Lopez-Blanco), a material diminution in Ms. Lopez-Blanco’s authority, duties or responsibilities; or (vii) (in the case of Ms. Lopez-Blanco), any other action or inaction that constitutes a material breach by the Company under Ms. Lopez-Blanco’s Employment Agreement.

The term “Change in Control” is defined in each executive’s Employment Agreement to mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than 50% of the Company’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors to constitute a majority of the Company’s Board of Directors during any two (2) consecutive year period after the date of each of the executive’s Employment Agreement (the “Two-Year Period”). “Applicable Directors” means those individuals who are members of the Company’s Board of Directors at the inception of the Two-Year Period and any new Director whose election to the Board of Directors or nomination for election to the Board of Directors was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

Termination by Executive. An executive may terminate his or her employment, other than for Good Reason or due to a Change in Control, upon 90 days’ notice to the Company, or in the case of Dr. Stanley, upon 45 days’

notice. In such event, the Company will continue to pay the executive his or her base salary through the termination date, and in the case of Dr. Medel and Messrs. Calabro and Wagner, if in connection with such termination the executive gives sufficient notice and executes a general release of the Company, then the Company will pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with his Employment Agreement). In addition, the Company will reimburse each executive for any reasonable business expenses incurred through the date of termination. If the Company specifies a termination date for the employment of Dr. Medel, Messrs. Calabro or Wagner or Ms. Lopez-Blanco that is less than 90 days (45 days in the case of Dr. Stanley), as applicable after the Company’s receipt of written notice of such termination from the executive, then the Company will continue to pay to the executive his or her base salary for a period ending on such 90th day (45th day in the case of Dr. Stanley).

Employment Transition and Severance Agreement. If the Company so requests within five business days following a termination of the employment of Dr. Medel, Messrs. Calabro or Wagner by reason of the executive’s Disability, termination by the Company without Cause, termination by the executive due to Poor Health, or termination by the executive for Good Reason, then the executive will continue to be employed by the Company on a part-time basis for a period (the “transition period”) to be determined by the Company of up to 90 days, unless extended by mutual agreement. During this transition period, the executive is required to perform such services as may reasonably be required for the transition to others of matters previously within the executive’s responsibilities. Unless otherwise mutually agreed, the executive will not be required to serve more than five days per month during the transition period. For services during the transition period, the executive will be compensated at a daily rate equal to his base salary immediately prior to the termination of his employment divided by 365.

Continuation of Group Health Coverage. The Employment Agreement for each of Dr. Medel and Messrs. Calabro and Wagner also provides for the continuation in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company during any severance period or transition period. For this purpose, “severance period” means the period after the termination date during which the executive continues to receive base salary payments following the termination of employment as described above. In addition, upon termination of the executive’s employment for any reason (in the case of Dr. Medel or, in the case of the other executives for any reason other than Cause) and only if the executive and his eligible dependents first irrevocably decline any continuation coverage provided pursuant to the applicable provisions in the Employee Retirement Income Security Act of 1974, the executive and his eligible dependents will be entitled to elect to continue in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company (the “Enhanced Coverage”), during a period of five years following the later of the termination date, the end of the severance period or the end of the transition period. In its sole discretion, the Company may provide healthcare insurance to the executive and his eligible dependents through one or several insurance carriers selected by the Company in lieu of the Enhanced Coverage (the “Alternate Enhanced Coverage”), provided the coverage is substantially comparable. The executive will pay the full cost of the Enhanced Coverage or the cost of the Alternate Enhanced Coverage, up to the cost of the plan for such period of coverage for similarly situated employees and covered beneficiaries.

Payments in the Event of a Change in Control. The Employment Agreement for each of Messrs. Calabro and Wagner requires the Company to increase or “gross-up” any amounts payable to an executive that are contingent upon a Change in Control by an amount that will reimburse the executive, on an after-tax basis, for any excise tax imposed under Section 4999 of the Code, on any amounts that are deemed to be “excess parachute payments,” and for any interest or penalties incurred by an executive with respect to any such excise tax.

Vesting of Equity Awards. The Employment Agreement for each of Dr. Medel and Messrs. Calabro and Wagner provides that all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to an executive by the Company (other than Dr. Medel’s RSUs) will continue to vest until fully vested following the termination of an executive’s employment due to Disability, termination without Cause,

Good Reason, Poor Health or death. In addition, in the event of a Change in Control, for each of Dr. Medel and Messrs. Calabro and Wagner, such awards will automatically vest and, in the case of stock options and stock appreciation rights, become immediately exercisable. In the event Ms. Lopez-Blanco’s or Dr. Stanley’s employment is terminated due to Disability or death, all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to her by the Company will continue to vest until fully vested following the termination of her employment. Further, in the event Ms. Lopez-Blanco’s or Dr. Stanley’s termination date as a result of a Change in Control occurs within the 12 month period of a Change in Control, any unvested stock options, unvested restricted stock and, in the case of Ms. Lopez-Blanco, any unvested stock appreciation rights and other unvested incentive compensation awards, held by the executive on the termination date will automatically vest and, in the case of stock options, become immediately exercisable. In the case of Dr. Medel’s RSUs received in connection with his current Employment Agreement in 2011, the RSUs will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason or if Dr. Medel’s employment is terminated due to Disability, death, Poor Health or without Cause. If Dr. Medel’s employment is terminated by the Company without Cause or by Dr. Medel for Good Reason, in each case within 24 months following a Change in Control, then the RSUs will automatically vest in full upon the date such termination is effective.

Payments of Unused Leave Time. In accordance with the Company’s paid time off policies, an executive officer will be paid any earned but unused paid time off upon termination. This payment will occur in all termination events. In addition to the leave time that the executive accrues in any year, such executive may carry forward fifteen days of leave time from the prior year; therefore, the maximum payout upon termination for each executive would be the value of such executive’s contracted annual leave time plus fifteen carry-over days.

Restrictive Covenants. Pursuant to his or her Employment Agreement, each executive officer is subject to certain restrictive covenants that survive termination of employment. If the executive fails to comply with any of those restrictive covenants, he or she will not be entitled to receive any further payments or benefits as a result of the termination of his or her employment (other than his or her base salary through the date of termination and reimbursement of any reasonable business expenses incurred through the date of termination). In addition, the Company then will have the right to terminate without advance notice any future payments and benefits of every kind that otherwise would be due to the executive on account of his or her termination of employment.

The following tables illustrate the payments and benefits that each of Drs. Medel and Stanley, Messrs. Calabro and Wagner and Ms. Lopez-Blanco would have received under his or her Employment Agreement if his or her employment with the Company had terminated for any of the reasons described above on December 31, 2014. The amounts presented in the tables, reflect compensation (including equity ownership) at such year end, are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

		TRIGGERING EVENT
Executive	Compensation Components	Change in Control	By Executive without Good Reason	By Company for Cause		By Company without Cause	By Executive for Good Reason	By the Company by Reason of Executive’s Disability	By Executive Due to Poor Health or Due to Executive’s Death
Roger J. Medel, M.D	Cash Severance(1)	$7,710,000	$1,916,543	$—	(5)	$7,056,543	$7,056,543	$2,916,543	$1,916,543
	Long-term Incentives(6)	20,292,465	—	—		20,292,465	20,292,465	20,292,465	20,292,465
	Other Compensation(7)	198,000	198,000	198,000		198,000	198,000	198,000	198,000
	Total Benefit to Employee	$28,200,465	$2,114,543	$198,000		$27,547,008	$27,547,008	$23,407,008	$22,407,008

Vivian Lopez-Blanco	Cash Severance(2)	$968,021	$—	$—	(5)	$1,410,021	$755,521	$755,521	$543,021
	Long-term Incentives(8)	2,819,525	—	—		—	—	2,819,525	2,819,525
	Total Benefit to Employee	$3,787,546	$—	$—		$1,410,021	$755,521	$3,575,046	$3,362,546

Joseph M. Calabro	Cash Severance(2)	$3,214,617	$766,617	$—	(5)	$3,214,617	$3,214,617	$1,366,617	$766,617
	Long-term Incentives(3)	10,616,672	—	—		10,616,672	10,616,672	10,616,672	10,616,672
	Section 280G Gross-up(4)	—	—	—		—	—	—	—
	Total Benefit to Employee	$13,831,289	$766,617	$—		$13,831,289	$13,831,289	$11,983,289	$11,383,289

Karl B. Wagner	Cash Severance(2)	$2,615,000	$575,000	$—	(5)	$2,615,000	$2,615,000	$1,075,000	$575,000
	Long-term Incentives(3)	4,342,435	—	—		4,342,435	4,342,435	4,342,435	4,342,435
	Section 280G Gross-up(4)	—	—	—		—	—	—	—
	Total Benefit to Employee	$6,957,435	$575,000	$—		$6,957,435	$6,957,435	$5,417,435	$4,917,435

Michael D. Stanley, M.D.	Cash Severance(2)	$838,125	$—	$—	(5)	$1,175,625	$613,125	$613,125	$388,125
	Long-term Incentives(8)	2,241,261	—	—		—	—	2,241,261	2,241,261
	Total Benefit to Employee	$3,079,386	$—	$—		$1,175,625	$613,125	$2,854,386	$2,629,386

(1)	Cash severance includes: (i) in the case of a termination by the executive without Good Reason, base salary through the date of termination, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year, as set forth in the Summary Compensation Table, if executive had not been terminated so long as executive gives sufficient notice and executes a general release of Company and a reimbursement for any reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 24 months after the termination date, (c) on the first and second anniversaries of the termination date, the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus (this amount is paid as a lump sum within 90 days of the termination date if the termination is in connection with a Change in Control) and (d) the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, (iii) in the case of termination by the Company without Cause or Dr. Medel for Good Reason, in either case within 24 months following a Change in Control: (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 36 months after the termination date, (c) within 90 days following such termination, an amount equal to three times the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus, and (iv) in the case of termination by the Company on account of the executive’s Disability, continuation of base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, and (v) in the case of termination by the executive due to executive’s Poor Health or Death, the executive’s base salary through the termination date, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination.
(2)

Cash severance includes: (i) in the case of a termination by the executive without Good Reason, base salary through the date of termination, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year, as set forth in the Summary Compensation Table (except in the case of Ms. Lopez-Blanco or Dr. Stanley), if executive had not been terminated so long as executive gives sufficient notice and executes a general release of Company and a reimbursement for any reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason or due to Change in Control (except in the case of Ms. Lopez-Blanco or Dr. Stanley), (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) (except in the case of Ms. Lopez-Blanco or Dr. Stanley) continuation of base salary for 24 months after the termination date, (c) (except in the case of Ms. Lopez-Blanco or Dr. Stanley) on the first and second anniversaries of the termination date, the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus (this amount is paid as a lump sum within 90 days of the termination date if the termination is in connection with a Change in Control) and (d) the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, (iii)(a) in the case of termination of Ms. Lopez-Blanco or Dr. Stanley by the Company without Cause or by Ms. Lopez-Blanco or Dr. Stanley for Good Reason (other than a Change in Control Good Reason, as defined above): (1) continuation of base salary through the termination date, plus any reimbursement owed to Ms. Lopez-Blanco or Dr. Stanley for any reasonable business expenses incurred through the date of termination, (2) continuation of base salary for 12 months after the termination date (six months if terminated for Good Reason other than in connection with a Change in Control), (3) the actual performance bonus, on a pro rata basis, that would have been payable to Ms. Lopez-Blanco or Dr. Stanley for the fiscal year if Ms. Lopez-Blanco or Dr. Stanley had not been terminated (in the case of termination by Ms. Lopez-Blanco or Dr. Stanley for Good Reason, subject to reduction in order to avoid such payments being deemed “excess parachute payments,” as that term is defined in Section 280G of the Code), and (4) in the case of termination of Ms. Lopez-Blanco or Dr. Stanley by the Company without Cause within 30 days of the first anniversary of the termination date, Ms. Lopez-Blanco’s and Dr. Stanley’s “average annual performance bonus” (as defined in her Employment Agreement) and (b) in the case of termination by Ms. Lopez-Blanco for a Change in Control Good Reason, the performance bonus Ms. Lopez-Blanco would have received for the year in which her employment terminates as if she had worked for the entire fiscal year and met all goals and objectives of such year; (iv) in the case of termination by the Company on account of the executive’s Disability, continuation of base salary for a period of 12 months after the termination date (50% of base salary for a period of six months in the case of Ms. Lopez-Blanco or Dr. Stanley) and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, and (v) in the case of termination by the executive due to executive’s Poor Health or Death, the executive’s base salary through the termination date, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination.
(3)	This amount reflects the value of each of the executive’s unvested restricted stock as of December 31, 2014, that would become vested if a specified termination event had occurred on December 31, 2014. In the case of a Change in Control, this accelerated vesting will occur whether or not the executive’s employment is terminated.
(4)	If both a Change in Control occurred and the executive’s employment terminated on December 31, 2014, and the executive received the estimated payments shown in the Change in Control column of this table on that date, those payments would not have resulted in any excess parachute payment under Section 280G of the Code and thus no gross-up payments would have been required with respect to those payments. Whether or not a payment will constitute an “excess parachute payment,” however, depends not only upon the value of the payments that are contingent upon a Change in Control but also upon the average of an executive’s W-2 compensation for the five years immediately prior to the year in which the Change in Control occurs. Thus, facts and circumstances at the time of any Change in Control and termination thereafter, as well as changes in the executive’s compensation history preceding the Change in Control, could materially impact whether and to what extent any excise tax would be imposed and therefore the amount of any gross-up payment.
(5)	If the executive is terminated for Cause then the Company will continue to pay the executive his or her base salary through the termination date plus reimbursement for any reasonable business expenses incurred through the date of termination.
(6)	This amount reflects the value of Dr. Medel’s unvested restricted stock and RSUs as of December 31, 2014, that would become vested if a specified termination event had occurred on December 31, 2014. This amount includes 43,580 RSUs awarded in connection with the execution of Dr. Medel’s Employment Agreement dated August 7, 2011. These RSUs are subject to performance-based vesting requirements that will cause them to vest if the Company achieves a specified level of annualized income from operations (on a trailing four quarters basis), as determined in accordance with GAAP of $525 million; provided, however that if the Company’s income from operations goal is not achieved as of the year ending December 31, 2018, any unvested RSUs shall terminate and become null and void. These RSUs will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason, by the Company without Cause, if Dr. Medel incurs a Disability or is terminated due to Poor Health or death. If Dr. Medel’s employment is terminated due to a Change in Control, then these RSUs will vest immediately. The RSUs have been included for each triggering event that causes vesting.
(7)	If Dr. Medel’s employment is terminated for any reason, the Company will reimburse Dr. Medel for mutually agreed upon lease space and reasonable wages to an administrative assistant for two years from his date of termination. This amount represents the approximate cost of lease space and reasonable wages to an administrative assistant for two years.
(8)	This amount reflects the value of Ms. Lopez-Blanco’s or Dr. Stanley’s unvested restricted stock as of December 31, 2014, that would become vested in the event that Ms. Lopez-Blanco’s or Dr. Stanley’s termination date as a result of a Change in Control occurs within the 12 month period of a Change in Control.

DIRECTOR COMPENSATION

Each non-employee Director receives the following annual compensation for their service: (i) an annual retainer fee of $65,000, payable quarterly, (ii) an annual fee of $7,500 for attendance at meetings, payable quarterly, (iii) an additional annual retainer fee of $50,000, payable quarterly, for the Chairman of the Board of Directors and an additional annual retainer fee of $25,000, payable quarterly, for the Lead Independent Director, (iv) an additional annual retainer fee of $20,000, payable quarterly, for the chair of the Audit Committee, and (v) an additional annual retainer fee of $10,000 per committee, payable quarterly, for the chair of any committee of the Board of Directors other than the Audit Committee. In addition, in June of each year, each non-employee Director is granted restricted stock with a grant date fair value of $127,500, vesting in equal annual installments over a three-year period commencing on the anniversary of the date of grant.

The Board of Directors’ policy for awarding restricted stock also applies to each non-employee Director upon his or her initial appointment to the Board of Directors. The grant date fair value of the award will be $200,000 with a three-year vesting period. We provide grants of equity to our Directors because we believe that it helps foster a long-term perspective and aligns our Directors’ interests with that of our shareholders. MEDNAX also reimburses all of its Directors for out-of-pocket expenses incurred in connection with the rendering of services as a Director.

The following table includes all non-employee Directors who served in 2014. Dr. Medel does not earn additional income for his service as a Director.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total Compensation
Cesar L. Alvarez	$122,500	$127,535	$—	$250,035
Manuel Kadre (3)	$102,153	$127,535	$—	$229,688
Waldemar A. Carlo, M.D.	$72,500	$127,535	$—	$200,035
Michael B. Fernandez	$72,500	$127,535	$—	$200,035
Roger K. Freeman, M.D.	$82,500	$127,535	$—	$210,035
Paul G. Gabos	$92,500	$127,535	$—	$220,035
Pascal J. Goldschmidt, M.D.	$82,500	$127,535	$—	$210,035
Donna E. Shalala, Ph.D.	$72,500	$127,535	$—	$200,035
Enrique J. Sosa, Ph.D.	$72,500	$127,535	$—	$200,035

(1)	This column reports the amount of cash compensation earned in 2014 for Board and committee service.
(2)	The amounts in this column reflect the grant-date fair value of the restricted stock awards, calculated in accordance with the accounting guidance for stock-based compensation, but excluding the impact of estimated forfeitures. The following Directors had outstanding stock option awards and restricted stock awards, respectively, at the 2014 fiscal year end: Mr. Alvarez (50,206 and 4,697), Mr. Kadre (78,296 and 4,697), Dr. Carlo (57,122 and 4,697), Mr. Fernandez (58,372 and 4,697), Dr. Freeman (39,538 and 4,697), Mr. Gabos (67,790 and 4,697), Dr. Goldschmidt (49,538 and 4,697), Dr. Shalala (28,634 and 4,697) and Dr. Sosa (57,122 and 4,697).
(3)	The amount for Mr. Kadre includes the cash compensation earned for his role as Lead Independent Director since March 19, 2014, the date on which his service in this capacity began.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEDNAX’s Directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Our Directors, executive officers and greater than 10% shareholders are also required by rules promulgated by the Securities and Exchange Commission to furnish MEDNAX with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to MEDNAX, the absence of a Form 3, 4 or 5, or representations from certain reporting persons that no Forms 5 were required, MEDNAX believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were complied with during the fiscal year ended December  31, 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of common stock of MEDNAX as of March 10, 2015, for the following:

•	Each person known to us to be a beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our Directors;

•	Our Chief Executive Officer and our other NEOs; and

•	All of our Directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)
	Shares	Percent
The Bank of New York Mellon Corporation (3)	6,599,271	6.9%
BlackRock, Inc. (4)	6,277,330	6.5%
The Vanguard Group (5)	6,253,772	6.5%
T. Rowe Price Associates, Inc. (6)	5,500,596	5.7%
Roger J. Medel, M.D. (7)	1,186,815	1.2%
Cesar L. Alvarez (8)	77,769	*
Waldemar A. Carlo, M.D. (9).	54,017	*
Michael B. Fernandez (10)	88,255	*
Roger K. Freeman, M.D. (11)	46,551	*
Paul G. Gabos (12)	57,769	*
Pascal J. Goldschmidt, M.D. (13).	48,601	*
Manuel Kadre (14)	85,859	*
Donna E. Shalala, Ph.D. (15)	37,247	*
Enrique J. Sosa, Ph.D. (16)	64,685	*
Joseph M. Calabro (17)	253,393	*
Vivian Lopez-Blanco (18)	107,053	*
Michael D. Stanley, M.D. (19)	43,902	*
Karl B. Wagner (20)	130,195	*
All Directors and executive officers as a group (17 persons) (21)	2,349,458	2.4%

*	Less than one percent
(1)	Unless otherwise specified, the address of each of the beneficial owners identified is c/o MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323. Each holder is a beneficial owner of common stock of MEDNAX.
(2)

Based on 96,003,021 shares of common stock issued and outstanding as of March 10, 2015. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual or entity has the right to acquire within 60 days of March 10, 2015, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each individual or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.
(3)	Based on a Schedule 13G filed with the SEC on February 10, 2015. The Bank of New York Mellon Corporation’s address is One Wall Street, 31st Floor, New York, New York 10286.
(4)	Based on a Schedule 13G/A filed with the SEC on February 9, 2015. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10022.
(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2015. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(6)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015. T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(7)	Includes (i) 923,445 shares of common stock directly owned; and (iii) 263,370 shares of unvested restricted stock which Dr. Medel presently has the power to vote. Excludes 43,580 RSUs awarded on August 7, 2011, for which vesting is subject to the satisfaction of performance criteria.
(8)	Includes (i) 22,866 shares of common stock directly owned, of which 10,000 shares of common stock are jointly held with Mr. Alvarez’ former spouse; (ii) 50,206 shares of common stock subject to options exercisable within 60 days of March 10, 2015, of which Mr. Alvarez’ former spouse has a 50% economic interest with respect to 32,004 of such shares; and (iii) 4,697 shares of unvested restricted stock which Mr. Alvarez presently has the power to vote.
(9)	Includes (i) 2,866 shares of common stock directly owned; (ii) 46,454 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Mr. Carlo presently has the power to vote.
(10)	Includes (i) 2,866 shares of common stock directly owned; (ii) 22,320 shares of common stock beneficially owned through a self-directed IRA; (iii) 58,372 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iv) 4,697 shares of unvested restricted stock which Mr. Fernandez presently has the power to vote.
(11)	Includes (i) 2,316 shares of common stock directly owned; (ii) 39,538 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Mr. Freeman presently has the power to vote.
(12)	Includes (i) 2,866 shares of common stock directly owned; (ii) 50,206 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Mr. Gabos presently has the power to vote.
(13)	Includes (i) 2,866 shares of common stock directly owned; (ii) 41,038 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Dr. Goldschmidt presently has the power to vote.
(14)	Includes (i) 2,866 shares of common stock directly owned; (ii) 78,296 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Mr. Kadre presently has the power to vote.
(15)	Includes (i) 3,916 shares of common stock directly owned; (ii) 28,634 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Dr. Shalala presently has the power to vote.
(16)	Includes (i) 2,866 shares of common stock directly owned; (ii) 57,122 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 4,697 shares of unvested restricted stock which Dr. Sosa presently has the power to vote.
(17)	Includes (i) 92,794 shares of common stock directly owned; (ii) eight shares of common stock directly owned by his wife which were acquired through the Company’s employee stock purchase plans and as to which Mr. Calabro disclaims beneficial ownership; and (iii) 160,591 shares of unvested restricted stock which Mr. Calabro presently has the power to vote.
(18)	Includes (i) 20,778 shares of common stock directly owned; (ii) 3,626 shares of common stock directly owned that were acquired through the Company’s Employee Stock Purchase Plan; (iii) 40,000 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iv) 42,649 shares of unvested restricted stock which Ms. Lopez-Blanco presently has the power to vote.
(19)	Includes (i) 10,000 shares of common stock directly owned; and (ii) 33,902 shares of unvested restricted stock which Dr. Stanley presently has the power to vote.
(20)	Includes (i) 52,640 shares of common stock directly owned; (ii) 10,478 shares of common stock beneficially owned by RMMR Properties, L.P., a Delaware limited partnership controlled by Mr. Wagner; (iii) 1,392 shares accumulated through the Company’s 401(k) thrift and profit sharing plans; (iv) 65,685 shares of unvested restricted stock which Mr. Wagner presently has the power to vote.
(21)	Includes (i) 1,148,566 shares of common stock directly owned; (ii) 501,866 shares of common stock subject to options exercisable within 60 days of March 10, 2015; and (iii) 659,612 shares of unvested restricted stock which certain executive officers presently have the power to vote.

INDEPENDENT AUDITORS

Independent Auditors

MEDNAX’s independent auditors for the year ended December 31, 2014, was the firm of PricewaterhouseCoopers LLP. Subject to shareholder ratification, the Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered certified public accounting firm to perform audit services for MEDNAX in 2015. MEDNAX expects that representatives of PricewaterhouseCoopers LLP will attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by PricewaterhouseCoopers LLP for the indicated services rendered during fiscal years 2014 and 2013 were as follows:

Audit Fees

PricewaterhouseCoopers LLP billed MEDNAX $1,108,120, in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2014, reviews of MEDNAX’s interim consolidated financial statements, which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2014 and the statutory audit of MEDNAX’s wholly owned captive insurance subsidiary. During 2013, audit fees totaled $1,027,300, in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2013, reviews of MEDNAX’s interim consolidated financial statements, which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2013 and the statutory audit of MEDNAX’s wholly owned captive insurance subsidiary.

Audit-Related Fees

PricewaterhouseCoopers LLP billed MEDNAX $25,000 for professional services related to accounting consultation for joint ventures in 2014. PricewaterhouseCoopers LLP did not bill MEDNAX for any audit-related fees in 2013.

Tax Fees

PricewaterhouseCoopers LLP did not bill MEDNAX for any tax services in 2014 or 2013.

All Other Fees

PricewaterhouseCoopers LLP billed MEDNAX $66,255 for the review of a registration statement and due diligence services related to certain acquisitions in 2014. PricewaterhouseCoopers LLP did not bill MEDNAX for any other services in 2013.

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of independent auditors to perform any proposed auditing and non-auditing services as outlined in its charter. The Audit Committee has not established policies and procedures separate from its charter concerning the pre-approval of auditing and non-auditing related services. As required by Section 10A of the Exchange Act, our Audit Committee has authorized all auditing and non-auditing services provided by PricewaterhouseCoopers LLP during 2014 and the fees paid for such services.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered certified public accounting firm for the 2015 fiscal year. PricewaterhouseCoopers LLP was our independent auditor for the fiscal year ended December 31, 2014. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year absent contrary instructions.

MEDNAX’s Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, MEDNAX is providing its shareholders the opportunity to cast a non-binding advisory vote “FOR” or “AGAINST” the compensation paid to named executive officers in 2014 as disclosed and described in the “Executive Compensation: Compensation Discussion and Analysis” section of this Proxy Statement, including the section entitled “Overview of the Executive Compensation Program”, the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our “Executive Compensation: Compensation Discussion and Analysis” section of this Proxy Statement, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as performance-based cash incentives and stock-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of stock-based compensation is designed to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and retention of our named executive officers. We believe that the compensation paid to our named executive officers for 2014 appropriately considers our demonstrated ability to increase revenue, net income and profitability over the short- and long-term as a result of the continued leadership of these named executive officers. The introduction of performance shares with rigorous financial goals in 2014 further aligns executive pay with Company performance and the adoption of a clawback policy, required minimum share ownership for our executive officers and enhanced anti-hedging policies further align executive compensation with our shareholders’ long-term interests.

Shareholders are urged to read the section entitled “Executive Compensation: Compensation Discussion and Analysis”, which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2014 Annual Report that accompanies this Proxy Statement.

Accordingly, MEDNAX requests your approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section entitled “Executive Compensation: Compensation Discussion and Analysis”, compensation tables and related narrative discussion, is hereby APPROVED.

MEDNAX’s Board of Directors recommends a vote “FOR” the approval of the compensation paid to its named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission and described in the section entitled “Executive Compensation: Compensation Discussion and Analysis”, including the compensation tables and the related narrative discussion.

Although the vote is non-binding and advisory, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent in accordance with the recommendation of MEDNAX’s Board of Directors.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (without exhibits or documents incorporated by reference therein) are available without charge to shareholders upon written request to Investor Relations at 1301 Concord Terrace, Sunrise, Florida 33323, by calling (954) 384-0175 or via the Internet at www.mednax.com.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

As more specifically provided in our Articles of Incorporation, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote who has delivered proper notice to us, together with the information required by our Articles of Incorporation, not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s notice of annual meeting. Accordingly, any shareholder proposal to be considered at the 2016 Annual Meeting of Shareholders must be properly submitted to us on or before November 21, 2015, but not earlier than September 22, 2015, or such proposal will be considered untimely. A copy of the provision of MEDNAX’s Articles of Incorporation relating to shareholder nominations is available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our Proxy Statement for the 2015 Annual Meeting of Shareholders.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2015 Annual Shareholders Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and MEDNAX’s Articles of Incorporation. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Secretary, at the address noted above, not later than November 21, 2015. No shareholder proposal was properly received for inclusion in this Proxy Statement.

1301 Concord Terrace

Sunrise, Florida 33323-2825

MEDNAX, INC. 1301 CONCORD TERRACE SUNRISE, FL 33323-2825

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 6, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 6, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83730-P60533-Z64889 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDNAX, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees:
	01) Cesar L. Alvarez	06) P. J. Goldschmidt, M.D.
	02) Karey D. Barker	07) Manuel Kadre
	03) Waldemar A. Carlo, M.D.	08) Roger J. Medel, M.D.
	04) Michael B. Fernandez	09) Donna E. Shalala, Ph.D.
	05) Paul G. Gabos	10) Enrique J. Sosa, Ph.D.

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2015 fiscal year.							☐	☐	☐

3.	Proposal to approve, by non-binding advisory vote, the compensation of our named executive officers.							☐	☐	☐

For Address Changes/Comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M83731-P60533-Z64889

MEDNAX, INC.

Annual Meeting of Shareholders

May 7, 2015 9:30 AM EDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Roger J. Medel, M.D., Dominic J. Andreano and Vivian Lopez-Blanco, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and upon such other business as may properly come before the meeting, all of the shares of Common Stock of MEDNAX, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 AM, EDT, on Thursday, May 7, 2015, at the Bonaventure Resort & Spa, 250 Racquet Club Road, Weston, FL 33326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side